                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[x]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       SYSTEM SOFTWARE ASSOCIATES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                        SYSTEM SOFTWARE ASSOCIATES, INC.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                       SYSTEM SOFTWARE ASSOCIATES, INC.
                      500 West Madison Street, 32nd Floor
                            Chicago, Illinois 60661

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          To Be Held on April 6, 1999

To the Stockholders of System Software Associates, Inc.:

   The Annual Meeting of Stockholders of System Software Associates, Inc., a Delaware corporation (the "Company"), will be held at the First National Bank of Chicago, 57th Floor Meeting Room, One First National Plaza in Chicago, on April 6, 1999 at 9:00 A.M. for the following purposes, as more fully described in the accompanying Proxy Statement:

     1. To elect six (6) directors to serve until the next annual meeting of stockholders or until their successors are elected and qualified;

     2. To amend the Company's Long-Term Incentive Plan to increase the number of shares of Common Stock available for grants thereunder by 3,500,000 additional shares; and

     3. To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

   Stockholders of record of the Company's Common Stock, par value $0.0033 per share, at the close of business on March 1, 1999, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the meeting, also as more fully described in the Proxy Statement.

   The Company's audited Financial Statements, Management's Discussion and Analysis of Financial Condition and Results of Operations and certain other information are contained for your reference in the Annual Report distributed with this Proxy Statement or in Annex A at the end of this Proxy Statement.

   All stockholders are cordially invited to attend the meeting. Those who cannot attend are urged to sign, date and otherwise complete the enclosed proxy and return it promptly in the envelope provided. Any stockholder giving a proxy has the right to revoke it at any time before it is voted.

                                          For the Board of Directors

                                          Kirk Isaacson
                                          Secretary

Chicago, Illinois
March 5, 1999

                               ----------------

                            YOUR VOTE IS IMPORTANT.
         PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY,
             WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

                       SYSTEM SOFTWARE ASSOCIATES, INC.
                      500 West Madison Street, 32nd Floor
                            Chicago, Illinois 60661

                               ----------------

                                PROXY STATEMENT

                               ----------------

                        Approximate date proxy material
                          first sent to stockholders:
                                 March 5, 1999

                               ----------------

   The following information is provided in connection with the solicitation of proxies for the Annual Meeting of Stockholders of System Software Associates, Inc., a Delaware corporation (the "Company" or "SSA"), to be held on April 6, 1999, and adjournments thereof (the "Meeting"), for the purposes stated in the Notice of Annual Meeting of Stockholders preceding this Proxy Statement.

                              GENERAL INFORMATION

Solicitation of Proxies

   A form of proxy is being furnished herewith by the Company to each stockholder and, in each case, such proxy is solicited on behalf of the Board of Directors of the Company for use at the Meeting. The entire cost of soliciting these proxies will be borne by the Company. The Company has engaged Corporate Investor Communications, Inc. ("CIC") to assist with the solicitation of proxies. The Company expects to pay less than $10,000 for such services. Solicitation will be made by mail, and may also be made by telephone or telegraph by CIC and the Company's directors, officers and regular employees of the Company (without additional remuneration). The Company may pay persons holding shares in their names or the names of their nominees for the benefit of others, such as brokerage firms, banks, depositories and other fiduciaries, for costs incurred in forwarding proxy solicitation material to their principals.

Authority Conferred by Proxies

   Unless a contrary choice is specified in the proxy, each proxy duly executed and returned by stockholders and received by the Company before the Meeting will be voted FOR the election of all of the nominee-directors specified herein and FOR the proposal to amend the Long-Term Incentive Plan. Where a contrary specification is indicated as provided in the proxy, the shares represented by the proxy will be voted in accordance with the specification made. Abstentions are considered as shares present and entitled to vote but are not counted as affirmative votes cast on a given matter. A broker or nominee holding shares registered in its name, or in the name of its nominee, which are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner does not have the discretion to vote the beneficial owner's shares with respect to the proposal. Any broker or nominee "non-votes" with respect to the proposals will not be considered as shares entitled to vote on that matter and will not be considered by the inspector when counting votes cast on the matters. As to other matters, if any, to be voted upon at the Meeting, the persons designated as proxies in the accompanying form of proxy will take such action as they, in their discretion, may deem advisable. The persons named as proxies were selected by the Board of Directors and each of them is a director or officer of the Company.

Revocability of Proxies

   Execution of the enclosed proxy will not affect your right as a stockholder to attend the Meeting and to vote in person. Any stockholder giving a proxy has the right to revoke it at any time by: (i) a later dated proxy, duly executed and delivered or presented at the Meeting; (ii) a written revocation sent to and received by the Secretary of the Company prior to the Meeting; or
(iii) attendance at the Meeting and voting in person.

Voting Securities and Record Date

   The Company's voting securities consist of one class of Common Stock, par value $0.0033 per share (the "Common Stock"). The Company had outstanding 47,772,876 shares of Common Stock as of the close of business on March 1, 1999 (the "Record Date"). Only stockholders of record on the books of the Company at the close of business on the Record Date will be entitled to vote at the Meeting. Each share of Common Stock is entitled to one vote. Representation at the Meeting by the holders of a majority of the shares of Common Stock outstanding on the Record Date, either by personal attendance or by proxy, will constitute a quorum.

Security Ownership of Principal Holders and Management

   The following table sets forth information as of December 31, 1998, with respect to the beneficial ownership of the Company's outstanding Common Stock by each stockholder known by the Company to be the beneficial owner of more than 5% of its Common Stock, and as of February 26, 1999, with respect to each director, each current executive officer, each executive officer discussed under "Management Compensation" below, and all the directors and officers as a group. Except as otherwise indicated, the stockholders have sole voting and investment power with respect to shares beneficially owned by them.

Name and Address                           Amount and Nature of       Percent
of Beneficial Owner                        Beneficial Ownership     of Class(1)
-------------------                        --------------------     -----------
Roger E. Covey...........................        9,675,250(2)          20.3%
 2225 N. Lakewood
 Chicago, IL 60614

Gardner Lewis Asset Management, L.P......        5,244,624(3)          11.0%
 285 Wilmington, W. Chester Pike
 Chadds Ford, PA 19317

Paul Tudor Jones II .....................        3,661,800(4)           7.7%
 c/o Tudor Investment Corporation
 600 Steamboat Road
 Greenwich, CT 06830



Hambrecht & Quist Group..................        3,393,452(5)           7.1%
  One Bush Street
  San Francisco, CA 94104
Putnam Investments, Inc..................        2,932,732(6)           6.1%
  One Post Office Square
  Boston, MA 02109
Massachusetts Financial Services Company.        2,368,617(7)           5.0%
  500 Boylston Street
  Boston, MA 02116
William M. Stuek.........................          492,333(8)(9)         *
William N. Weaver, Jr....................          358,950(10)           *
Riz Shakir...............................          141,535(8)            *
Lawrence A. Zimmerman....................           90,000(8)            *
Casey G. Cowell..........................           42,200(8)            *
Lorraine H. Fenton.......................           30,000(8)            *
Joseph J. Skadra.........................           12,000(8)            *
Andrew J. Filipowski.....................            9,600(8)            *
Douglas P. Smith.........................                0(12)           *
All Officers and Directors as a Group           10,851,868(2)(8)(9)    22.4%
 (ten persons)...........................
                                                          (10)(11)

--------
*   Less than 1%.
 (1) Percentage of class based on the 47,772,876 shares of Common Stock outstanding on February 26, 1999 and is determined by assuming the exercise of options that are held by such persons (but not those held by any other person) which are exercisable within 60 days of February 26, 1999. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to the shares shown as beneficially owned, except as otherwise indicated.
 (2) According to a statement by Roger Covey, he does not personally own any shares of the Company's Common Stock but is the beneficial owner of 9,075,250 shares held of record by the Xerxes Trust and 600,000 shares held of record by the Tang Research Foundation, of which Mr. Covey is a Director.
 (3) According to a Report on the SEC's Schedule 13G, as of December 31, 1998, Gardner Lewis Asset Management has sole dispositive power for all 5,244,624 listed shares and exercises sole voting power over 4,806,975 shares and shared voting power over 73,200 of such shares.
 (4) According to a Report on the SEC's Schedule 13G, as of December 31, 1998, Paul Tudor Jones, II shares dispositive and voting power over all 3,661,000 shares and Tudor Investment Corporation ("TIC") shares dispositive and voting power over 3,413,800 shares (or 7.1% of SSA's Common Stock). The 13G Report indicates that TIC is the financial advisor to five entities which also share dispositive and voting power over the total of 3,413,800 shares; however, none of the five companies by itself is a beneficial owner of more than 5% of SSA's Common Stock.
 (5) Hambrecht & Quist Group ("H&Q") has shared dispositive and voting power over all listed shares. Such shares are issuable upon conversion of the shares of the Company's Series A Preferred Stock and the exercise of certain warrants held by Hambrecht & Quist LLC, an indirect wholly owned subsidiary of H&Q, ("H&Q LLC") and H&Q SSA Investors L.P. Mr. Smith is a Managing Director of H&Q LLC and as such may have beneficial ownership of the listed shares. See note (11) below.
 (6) According to a Report on the SEC's Schedule 13G, as of December 31, 1998, Putnam Investments, Inc. ("PI") has shared voting power over 980,618 shares and shared dispositive power over 2,932,732 shares. PI wholly owns two registered investment advisors: Putnam Investment Management, Inc. which beneficially owns 733,925 shares and The Putnam Advisory Company, Inc. which beneficially owns 2,198,807 shares of SSA Common Stock. PI beneficially owns the SSA shares beneficially owned by its two subsidiaries.
 (7) According to a Report on the SEC's Schedule 13G, as of December 31, 1998, Massachusetts Financial Services Company has sole dispositive power over all 2,368,617 shares and sole voting power over 1,366 shares.
 (8) Includes unissued shares of Company's Common Stock, subject to options exercisable within 60 days of February 26, 1999, as follows: Mr. Stuek 442,499; Mr. Shakir 42,569; Mr. Zimmerman 80,000; Mr. Cowell 7,200; Ms.
     Fenton 30,000; Mr. Skadra 12,000; and Mr. Filipowski 9,600.
 (9) Includes 49,834 shares of the Company's Common Stock issuable upon conversion of 7% Convertible Notes held by Mr. Stuek.
(10) Includes 58,950 unissued shares of the Company's Common Stock, subject to a currently exercisable option held by Sachnoff & Weaver, Ltd., of which Mr. Weaver is a member. Mr. Weaver disclaims beneficial ownership of all but his allocated portion of the shares covered by the option.
(11) Mr. Smith's share holdings as indicated in the table exclude: (i) 1,404,000 shares issuable upon the conversion of shares of Series A Preferred Stock or upon the exercise of Common Stock purchase warrants, all held by H&Q SSA Investors, L.P., an entity of which Mr. Smith is a limited partner and of whose general partner, H&Q LLC, Mr. Smith is a Managing Director; and (ii) 1,989,452 shares issuable upon the exercise of certain warrants held by H&Q LLC.

                       ITEM No. 1--ELECTION OF DIRECTORS

   The By-Laws of the Company currently provide that the Board of Directors shall consist of six directors to be elected at the annual meeting of stockholders to hold office until the next annual meeting or until their successors are elected and qualified. The proxies solicited by and on behalf of the Board of Directors will be voted FOR the election of the six nominees listed below, unless authority to do so is withheld as provided in the proxy. All nominees are currently members of the Company's Board of Directors. If for any reason one or more of the nominees should be unable to serve or refuse to serve as a director (an event which is not anticipated), the persons named as proxies will vote for another candidate or candidates nominated by the Board of Directors, and discretionary authority to cast such votes is included in the proxy. The nominees receiving the highest number of votes of shares of Common Stock, up to the number of directors to be elected, shall be elected.

Nominees

   The Board of Directors has nominated for election the following individuals, all of whom are currently directors:

   CASEY G. COWELL, age 46, has been a Director of the Company since December 1997. Mr. Cowell currently serves as Chairman and President of Durandal, Inc. and is a Director of 3COM Corporation. Mr. Cowell co-founded U.S. Robotics in 1976 and served as its Chairman and Chief Executive Officer until its merger with 3COM in June 1997. Mr. Cowell also serves on the Boards of Chicago Public Library Foundation and Northwestern Memorial Corporation, a parent company of Northwestern Memorial Hospital, and serves on the Board of Trustees of the Illinois Institute of Technology and the University of Chicago. Mr. Cowell holds a B.A. degree in Economics from the University of Chicago.

   ANDREW J. FILIPOWSKI, age 48, has been a Director of the Company since July 1996. Mr. Filipowski, has been President and Chief Executive Officer of PLATINUM technology, inc., a provider of enterprise infrastructure software products, since that company's founding in April 1987. Mr. Filipowski was a founder of DBMS, Inc., a software products and services company and served as its Chairman, President and Chief Executive Officer from 1979 until March 1987.

   DOUGLAS P. SMITH, age 47, has been a Director of the Company since March 1998. Mr. Smith is a Managing Director with Hambrecht & Quist LLC ("H&Q LLC"), the Company's financial advisor. He previously served as an Advisory Director of H&Q LLC. Prior to joining H&Q LLC in 1997, he was the Chief Financial Officer and Head of Strategy for ComputerVision Corporation. He also acted in senior executive capacities with Prime Computer and Penn Central Corporation. He holds an M.A. in International Economics from Northeastern University and a B.A. in Economics from Union College.

   WILLIAM M. STUEK, age 56, was appointed Chief Executive Officer on April 7, 1998 and was elected Chairman of the Board on July 7, 1998. He previously served as President and Chief Operating Officer of the Company. Prior to joining the Company in January 1998, he served in a variety of sales, marketing and operational management positions during his 30-year tenure at IBM Corporation. While at IBM, Mr. Stuek served as General Manager of North American Operations in 1996 and 1997 and prior to that was General Manager of North American Sales, General Manager of Product Sales for Europe, Middle East and Africa, and Assistant General Manager of Software. Mr. Stuek holds a B.S. degree from Colgate University.

   WILLIAM N. WEAVER, JR., age 64, has been a Director of the Company since December 1986 and its Assistant Secretary since March 1985. Mr. Weaver is a member of the law firm of Sachnoff & Weaver, Ltd., an Illinois professional corporation ("S&W"), which is counsel to the Company. Mr. Weaver has practiced law in the State of Illinois since 1964 and serves as a director of USFreightways Corporation, as well as several privately-held corporations. He holds an A.B. degree from Oberlin College and a J.D. from John Marshall Law School.

   LAWRENCE A. ZIMMERMAN, age 56, was hired on April 27, 1998, and was appointed Executive Vice President and Chief Financial Officer on April 29, 1998. Prior to joining the Company, Mr. Zimmerman held many senior financial management positions during his 32-year tenure at IBM Corporation. From 1996 through March 1998, he was Vice President of Finance for IBM's Server Group. From 1994 to 1996, he was IBM's Vice President of Finance for Europe, the Middle East and Africa, and from 1991 to 1994, he was Vice President and Corporate Controller. Mr. Zimmerman holds a M.B.A. from Adelphi University and a B.S. degree from New York University.

Committees and Attendance

   The Board of Directors met nine (9) times during fiscal 1998. The Audit Committee, consisting of directors Andrew J. Filipowski, Douglas P. Smith, and William N. Weaver Jr., met one (1) time during fiscal 1998. The Audit Committee oversees the activities of the Company's independent auditors. The Compensation Committee, consisting of Casey G. Cowell, Douglas P. Smith and William N. Weaver, met one (1) time during fiscal 1998. This Committee reviews and makes recommendations to the Board of Directors with regard to the salaries, incentive compensation and related benefits of corporate officers and other employees.

Compensation of Directors

   The Company does not pay directors any cash consideration for serving on the Board of Directors. In recognition of their continued board service, the Board of Directors on August 19, 1998, adopted a resolution pursuant to which all non-employee directors were awarded a discretionary option under the Company's existing stock option plan to purchase 30,000 shares, exercisable at the fair market value of the Company's stock on the date of grant, such option to become exercisable in equal portions on the first and second anniversaries of the grant date.

   In consideration of this and earlier option grants, S&W agreed to waive its fees for Mr. Weaver's time expended attending meetings of the Board of Directors and committees. Accordingly, neither Mr. Weaver nor S&W received any cash compensation in consideration of Mr. Weaver's services as a director in fiscal 1998.

                            MANAGEMENT COMPENSATION

   The table below discloses the compensation awarded by the Company during the Company's last three fiscal years to any person who served as Chief Executive Officer during fiscal 1998 and to each person who served as an executive officer during fiscal 1998 (the "Named Executive Officers"):

                          Summary Compensation Table

                                            Annual
                                         Compensation                 Long-term Compensation Awards
                                       -----------------              -----------------------------
                                Fiscal Salary    Bonus      Other         Securities Underlying
 Name and Principal Position     Year    ($)      ($)    Compensation          Options (#)
 ---------------------------    ------ ------- --------- ------------     ---------------------
William M. Stuek,                1998  416,666 1,950,000     -0-                1,440,000
Chairman of the Board and
Chief Executive Officer(1)
Lawrence A. Zimmerman,           1998  154,545    87,500  44,515(3)               200,000
Executive Vice President
and Chief Financial Officer(2)
Joseph J. Skadra,                1998  246,917    76,900     -0-                   40,000
Vice President--Finance          1997  237,000    57,000     -0-                      -0-
and Controller(4)                1996  229,000    47,000     -0-                    5,000


Roger E. Covey, Former           1998  231,250   638,000     -0-                      -0-
Chairman of the Board and        1997  400,000   200,000     -0-                  200,000
Chief Executive Officer(5)       1996  400,000       -0-     -0-                      -0-
Riz Shakir,
Former Executive                 1998  204,166   197,500     -0-                    9,897
Vice President, Research         1997  228,333    52,000     -0-                  125,000
and Development(6)               1996  211,250    43,000     -0-                   30,000

--------
(1) Mr. Stuek was appointed Chief Executive Officer on April 7, 1998, and was elected Chairman of the Board on July 9, 1998. He had served as the Company's President and Chief Operating Officer since January 5, 1998.
(2) Mr. Zimmerman was appointed Executive Vice President and Chief Financial Officer on April 29, 1998.
(3) Of the $44,515, $31,457 represents housing expenses and $13,058 represents travel expenses.
(4) Mr. Skadra served as the Company's Vice President and Chief Financial Officer through April 28, 1998.
(5) Mr. Covey resigned as Chairman of the Board and Chief Executive Officer on April 6, 1998.
(6) Mr. Shakir resigned as Executive Vice President, Research and Development on August 31, 1998.

Employment Contracts

   William M. Stuek, the Company's Chairman of the Board and Chief Executive Officer, entered into an Amended and Restated Employment Agreement ("Employment Agreement") with the Company on October 16, 1998, for a period of four years and three months. The terms of his employment include the following: a base salary of $500,000; an incentive bonus up to $500,000; options to purchase 200,000 shares of Common Stock in accordance with the terms of the Company's Long-Term Incentive Plan; options to purchase 1,240,000 shares of Common Stock in accordance with a separate Option Agreement; and an engagement bonus of $1,583,000. The Employment Agreement also has a non-compete and confidentiality clause which is to apply throughout Mr. Stuek's employment and for a period of one year thereafter.

   Lawrence A. Zimmerman entered into an Employment Agreement in connection with his initial hiring on April 27, 1998 and was appointed the Company's Executive Vice President and Chief Financial Officer on April 29, 1998. The terms of his employment include the following: a base salary of $300,000; an annual incentive bonus of up to $150,000 based on the achievement of specified organizational and personal management objectives; reimbursement of all reasonable and approved business expenses in connection with his employment; and options to purchase 250,000 shares of Common Stock in accordance with the Company's Long-Term Incentive Plan, of which 200,000 were granted in April 1998 and 50,000 will be granted in fiscal 1999. Mr. Zimmerman also has a confidentiality and non-competition agreement with the Company which is to apply throughout his employment and for a period of one year thereafter.

   Roger E. Covey, the Company's former Chairman of the Board and Chief Executive Officer, resigned his positions on April 6, 1998, and thereafter entered into an agreement with the Company on July 10, 1998, pursuant to which he received $2,113,000 in consideration for his release against any and all claims he may have had against the Company for compensation or otherwise. Also, pursuant to the agreement, Mr. Covey surrendered his right to purchase 200,000 shares of Common Stock under the Company's Long-Term Incentive Plan.

   Joseph J. Skadra, the Company's Vice President Finance and Controller, entered into an Employment Agreement with the Company on August 27, 1998. The terms of his employment include the following: a base salary of $250,000 annually; an annual bonus of up to $100,000 based on achievement of specified organizational and management objectives; and options to purchase 30,000 shares of Common Stock. Mr. Skadra also has a confidentiality agreement with the Company which is to apply throughout Mr. Skadra's employment and for a period of one year thereafter.

   Riz Shakir, the Company's former Executive Vice President, Research and Development, resigned on August 31, 1998, and thereafter entered into a Consulting Agreement and General Release with the Company, pursuant to which he received $167,500, 50,522 shares of unregistered Common Stock and $12,000 for earned but unused vacation pay in consideration for his release of any and all claims against the Company. In consideration of his service as a consultant, Mr. Shakir shall be compensated on a per assignment basis and receive options to purchase 9,897 shares of Common Stock in accordance with the Company's Long-Term Incentive Plan. In addition, as long as Mr. Shakir remains a consultant to the Company, he will continue to vest in stock options previously granted to him under the Company's Nonstatutory Stock Option Plan.

Option Grants in Fiscal 1998

   The following table provides further information on individual stock option grants made in fiscal 1998 to the Named Executive Officers. The table does not reflect additional grants options canceled and immediately reissued at lower exercise prices. See "Ten-Year Option Repricings" below. The exercise prices set forth in the table are net of all repricings.

                             Individual Grants
           ------------------------------------------------------
                                                                       Potential
                                                                   Realizable Value
                                                                   at Assumed Annual
              Number of                                             Rates of Stock
               Shares      % of Total Options                            Price
             Underlying        Granted to     Exercise              Appreciation(1)
           Options Granted    Employees in     Price   Expiration  -----------------
  Name           (#)          Fiscal 1998     ($/Sh.)     Date     5% ($)    10% ($)
  ----     --------------- ------------------ -------- ---------- --------- ---------
William
 M. Stuek     1,440,000(2)        49.5%          4.00    4/05/08  3,622,433 9,179,957
Lawrence
 A.
 Zimmerman      200,000(3)         6.9%         7.125    4/27/08    896,175 2,271,083
Joseph J.
 Skadra          10,000(4)           *         14.875   11/19/07     93,548   237,069
                 30,000(5)         1.0%        5.5625    7/27/08    104,947   265,956
Roger E.
 Covey              -0-           N.A.           N.A.       N.A.       N.A.      N.A.
Riz
 Shakir           9,897(6)           *          4.625    7/31/99      2,101     4,195

--------
*  Less than 1%
(1) The potential realizable value columns of the table illustrate values that might be realized upon exercise of the options immediately prior to their expiration, assuming the Company's Common Stock appreciates at the compounded rates specified over the term of the options. These numbers do not take into account provisions of certain options providing for termination of the option following termination of employment or nontransferability of the options and do not make any provision for taxes associated with exercise. Because actual gains will depend, among other things, on future performance of the Common Stock, the amounts reflected in this table may not necessarily be achieved. For the actual historical price performance of the Company's Common Stock over the last five fiscal years, see the comparative table below under the caption "Stockholder Return Performance Presentation."
(2) The option to acquire 110,000 shares vested immediately upon the grant and the remaining options become exercisable ratably over a four-year period.
(3) One-fifth of the options granted became immediately exercisable on the grant date and the remaining four-fifths become exercisable ratably on the first four anniversaries of the grant date.
(4) Options granted become exercisable ratably on the first five anniversaries of the grant date.
(5) Options granted become exercisable ratably on the first four anniversaries of the grant date.
(6) Options vest as follows: 1,631 shares on 1/14/99, 2,266 shares on 3/14/99 and 6,000 shares on 6/1/99.

Aggregated Option Exercises in Fiscal 1998 and October 31, 1998 Option Values

   The following table provides information on option exercises in fiscal 1998 by the Named Executive Officers and the value of such officers' unexercised stock options as of October 31, 1998.

                                    Number of Shares
                                 Underlying Unexercised     Value of Unexercised
             Shares                    Options at          In-the-Money Options at
           Acquired on  Value     October 31, 1998 (#)      October 31, 1998 ($)
            Exercise   Realized ------------------------- -------------------------
  Name         (#)       ($)    Exercisable Unexercisable Exercisable Unexercisable
  ----     ----------- -------- ----------- ------------- ----------- -------------
William
 M. Stuek       -0-       N.A.    110,000     1,330,000     233,750     2,826,250

Lawrence
 A.
 Zimmerman      -0-       N.A.     40,000       160,000         -0-           -0-

Joseph J.
 Skadra      19,000     95,000     10,000        52,000      15,000        34,875

Roger E.
 Covey          -0-       N.A.        -0-           -0-         -0-           -0-

Riz
 Shakir         -0-       N.A.     33,570        97,100      24,855        43,650

Ten-Year Option Repricings

   The following table provides certain information on the repricing since fiscal 1996 of options held by certain of the executive officers. No options had been repriced prior to fiscal 1996. Further explanation concerning these repricings is included in the Report on Executive Compensation of the Compensation Committee of the Board of Directors, below.

                    Number of
                    Securities Market Price   Exercise            Length of Original
                    Underlying of Stock at    Price at               Option Term
                     Options     Time of      Time of      New    Remaining at Date
                     Repriced  Repricing or Repricing or Exercise  of Repricing or
  Name       Date   or Amended  Amendment    Amendment    Price       Amendment
  ----       ----   ---------- ------------ ------------ -------- ------------------
                       (#)         ($)          ($)        ($)
                       ---         ---          ---        ---
William
 M. Stuek  10/16/98  300,000       4.00        9.3125      4.00    9 years, 2 months
Lawrence
 A.
 Zimmerman     N.A.      -0-       N.A.          N.A.      N.A.                 N.A.
Joseph J.
 Skadra    08/26/96    5,000       9.81         16.13      9.81    9 years, 9 months
           03/27/97   36,000       7.50          9.83      7.50    7 years, 5 months
           03/27/97    5,000       7.50          9.81      7.50    9 years, 2 months
           03/31/97   36,000       5.81          7.50      5.81    7 years, 5 months
           03/31/97    5,000       5.81          7.50      5.81    9 years, 2 months
           04/10/97   36,000      4.625          5.81     4.625    7 years, 4 months
           04/10/97    5,000      4.625          5.81     4.625     9 years, 1 month
Roger E.
 Covey         N.A.      -0-       N.A.          N.A.      N.A.                 N.A.
Riz
 Shakir    06/07/96   30,000      16.13         24.08     16.13    9 years, 5 months
           08/26/96   30,000       9.81         16.13      9.81    9 years, 3 months
           08/26/96   15,000       9.81         18.08      9.81    9 years, 6 months
           03/27/97   30,000       7.50          9.83      7.50    7 years, 2 months
           03/27/97   15,000       7.50          9.81      7.50              8 years
           03/27/97   30,000       7.50          9.81      7.50    8 years, 8 months
           03/27/97   20,000       7.50         11.50      7.50   9 years, 10 months
           03/31/97   30,000       5.81          7.50      5.81    7 years, 2 months
           03/31/97   15,000       5.81          7.50      5.81              8 years
           03/31/97   30,000       5.81          7.50      5.81    8 years, 8 months
           03/31/97   20,000       5.81          7.50      5.81   9 years, 10 months
           04/10/97   30,000      4.625          5.81     4.625     7 years, 1 month
           04/10/97   15,000      4.625          5.81     4.625   7 years, 11 months
           04/10/97   30,000      4.625          5.81     4.625    8 years, 7 months
           04/10/97   20,000      4.625          5.81     4.625    9 years, 9 months

REPORT ON EXECUTIVE COMPENSATION OF THE COMPENSATION COMMITTEE OF THE BOARD OF
                                   DIRECTORS

   The Compensation Committee of the Company's Board of Directors is responsible for implementing specific executive compensation plans. The Company operates in an industry that is highly competitive. The Company believes that its ability to maintain and improve its competitive position is dependent on its ability to attract highly qualified managerial personnel. These personnel are customarily sought from companies much larger and with greater financial resources than the Company, and the Company believes that its ability to attract such personnel is enhanced by the Company's emphasis on significant short-term and long-term performance incentives. The Company accordingly operates in accordance with the following executive compensation philosophy:

     1. A significant portion of annual cash compensation should be determined by quantitative performance measures.

     For SSA executives, the performance-dependent portion of annual cash compensation approximates 40% of base cash compensation (or approximately 30% of total annual cash compensation). These quantitative performance measures are tied directly to the SSA annual business plan. A portion is based on quarterly earnings per share and another portion is based on annual earnings per share. In addition, a variety of other quantitative measures besides earnings per share are included in determining the bonus and future base compensation for each executive. These other measures vary from executive to executive depending on the strategic needs of the business, and tend to be directly related to the executive's duties and the achievements of the specific business unit for which the executive is responsible. The components are reviewed and adjusted by the Compensation Committee on an annual basis. Based on the Company's hiring experience and discussions with executive recruiting firms, the Company believes that base cash compensation for key employees (which approximates 70% of annual cash compensation) is at an industry competitive level.

     2. Compensation should provide incentives for both short-term and, more importantly, for long-term performance.

     Short-term performance is incentivized by the annual performance-determined compensation mentioned above. Long-term performance is incentivized by the use of stock options. Typically, options granted vest over a four-year period, which is an appropriate long-term performance period. The Company's experience is that it has no control over its short- or medium-term stock price, but believes that over the long term the stock price should reflect growth of the Company's earnings. The size of option grants is determined by reference to all the facts and circumstances relating to the executive's compensation. These include, without limitation, the executive's base salary, the cash bonuses earned and potentially available, the size of all past option grants to the executive, the timing of such prior grants, the remaining unvested portion of past grants, the total shares subject to outstanding options held by all key employees and the total remaining shares available for future option grants.

     3. The SSA standard for executive recruitment is to attempt to find and recruit the best person available in the market for a given executive position.

     As such, the total compensation scheme for SSA executive officers may be above total compensation available at similarly sized firms when taking into account the stock option portion of compensation.

   During fiscal 1998, the Company had two Chief Executive Officers. Roger E. Cover served as Chief Executive Officer until his resignation on April 6, 1998. William Stuek has served as Chief Executive Officer since April 7, 1998. The compensation of Mr. Covey for services he rendered during fiscal 1998 was determined pursuant to a compensation program adopted by the Committee in December 1994, shortly after Mr. Covey resumed the position of Chairman and Chief Executive Officer. At that time, the Committee reviewed the compensation packages of the chief executives of comparable publicly-traded software companies, some of which the Committee believes are included in the NASDAQ CDP index used in the stock price performance chart below, as well as the compensation of the Company's immediate past President and Chief Executive Officer. Based on the review of comparable and historical compensation levels, the Company's operating plan for fiscal 1995, and the services rendered and to be rendered by Mr. Covey, the Committee adopted a compensation program consisting of base salary, bonus and incentive and non-qualified options to purchase the Company's Common Stock, which options vested over a five-year period following their grant. The annual base compensation paid to Mr. Covey was roughly equivalent to that paid to the Company's immediate past Chief Executive Officer. In addition to the base salary and stock options discussed above, Mr. Covey's compensation program provided that he would be awarded bonuses in specified amounts if the Company achieved certain quarterly and annual per-share earnings targets, product release targets and other quantitative measures.

   In fiscal 1997, Mr. Covey received no raise in base salary from fiscal 1996, and was awarded a $200,000 bonus based on his efforts in support of the Company's refinancing, which closed in September 1997. In April 1997, Mr. Covey surrendered to the Company his option to purchase 200,000 shares of the Company's Common Stock to supply the Company's Long-Term Incentive Plan with additional shares in order to attract and retain key personnel. Subsequently in June 1997, after the stockholders approved an amendment to the Long-Term Incentive Plan increasing its size, Mr. Covey was granted an option to purchase 200,000 shares to become exerciseable at $7.81 per share, the Company's fair market value on the re-issuance date.

   William Stuek was hired as Chief Operating Officer on January 5, 1998. At that time, the Company and Mr. Stuek negotiated an employment contract which provided for a base salary of $500,000; bonuses of up to $300,000 annually if the Company achieves specified quarterly and annual earnings targets and other management objectives; an option to purchase 300,000 shares of Common Stock in accordance with the terms of the Company's Long-Term Incentive Plan, vesting over five years; another option to purchase an additional 300,000 shares, to have been granted upon Mr. Stuek's appointment as Chief Executive Officer; an engagement bonus of $1,583,250; and a one-time bonus of $5,000,000 if the Company's common stock price equals or exceeds $50 for any 180 consecutive day period.

   Immediately following Mr. Covey's resignation, Mr. Stuek was appointed President and Chief Executive Officer on April 7, 1998, and was elected Chairman of the Company's Board of Directors on July 7, 1998. Following Mr. Stuek's promotions, the Compensation Committee of the Board and Mr. Stuek began a process of reviewing Mr. Stuek's compensation. As part of that process, the Committee reviewed a report on executive compensation prepared by a consulting firm, Pearl Meyer & Partners, Inc. The Committee reviewed analysis provided by the consulting firm of compensation paid to senior executives at certain other software firms, including salary, bonus and stock option grants. Based on the analysis, and negotiations between Mr. Stuek and the Committee, Mr. Stuek and the Compensation Committee agreed to increase the amount of stock options granted to Mr. Stuek and to amend and re-state his employment agreement, as of October 16, 1998. The terms of the amended employment agreement are set forth in the section titled "Employment Agreements" above.

   As part of the amended compensation arrangements for Mr. Stuek, the Committee and Mr. Stuek agreed to cancel his original option grant of 300,000 shares, and to issue in its place options to purchase a total of 1,440,000 shares (200,000 under the Long-Term Incentive Plan and 1.24 million out of the plan) at a $4.00 exercise price. The restated agreement also canceled the one-time bonus of $5,000,000 and the additional grant of 300,000 shares Mr. Stuek was to have received upon his appointment as Chief Executive Officer (under the old agreement). The canceled options had an exercise price of $9.3125; the replacement options had an exercise price of $4.00. The Committee believed that the repricing of Mr. Stuek's initial option grant of 300,000 shares was appropriate because the financial performance of the Company had deteriorated and Mr. Stuek's work as the new Chief Executive Officer was to turn the Company around financially. The compensation, stock option grants and the exercise price provided to Mr. Stuek were competitive with market rates for such work as determined by Pearl Meyer & Partners, Ltd.

   On three occasions during fiscal 1997, the Board determined to reprice the outstanding stock options of holders. The software industry is extremely competitive and stock options are the major long-term compensation tool used to attract, retain, motivate and reward key employees. During the second quarter of fiscal 1997, the Company's stock price declined very sharply. Since there was no reasonable expectation that the options would have the desired effect, the Compensation Committee, in consultation with Mr. Covey, repriced the outstanding stock options of holder three times to the Company's fair market value on the given repricing date. On April 10, 1997, the final repricing occurred, at which time options having an exercise price at or above $4.625 were repriced to become exerciseable at $4.625 per share.

   The foregoing report has been furnished by Messrs. Cowell, Smith and Weaver, who currently constitute the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

   During fiscal 1998, the Compensation Committee of the Board of Directors consisted of Douglas P. Smith, Casey G. Cowell and William N. Weaver. None of these persons was a current or former officer or employee of the Company or any of its subsidiaries. Mr. Weaver is a member of S&W, which provides legal services to the Company. See "Certain Relationships and Related Transactions."

                  STOCKHOLDER RETURN PERFORMANCE PRESENTATION

   The following graph presents a comparison of the cumulative total stockholder return on the Company's Common Stock since October 31, 1993 with the cumulative total return of the NASDAQ Computer and Data Processing Index ("NASDAQ CDP Index") and the Standard and Poor's 500 Composite Index.

Note: The stock price performance shown below is not necessarily indicative of future price performance.

                COMPARSION OF FIVE-YEAR CUMULATIVE TOTAL RETURN
    AMONG SYSTEM SOFTWARE ASSOCIATES, INC., NASDAQ CDP INDEX, AND S & P 500

Measurement Period                  SYSTEM SOFTWARE           S&P                  NASDAQ CDP
(Fiscal Year Covered)               ASSOCIATES, INC.          500 INDEX               INDEX
---------------------               ----------------          ---------         ----------------
Measurement Pt-
FYE 10/31/93                              $100                   $100                 $100
FYE 10/31/94                              $86                    $104                 $120
FYE 10/31/95                              $216                   $131                 $184
FYE 10/31/96                              $123                   $163                 $213
FYE 10/31/97                              $124                   $215                 $287
FYE 10/31/98                              $65                    $263                 $372

   Assumes $100 invested on October 31, 1993 in System Software Associates, Inc. Common Stock, NASDAQ CDP Index and S & P 500 Index.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   William N. Weaver, Jr., a member of the Board of Directors, is a member of the law firm of Sachnoff & Weaver, Ltd., an Illinois professional corporation. Sachnoff & Weaver, Ltd. has acted and continues to act as counsel to the Company with regard to certain matters and has received legal fees for services rendered in connection therewith.

   Douglas P. Smith, a member of the Board of the Directors, is a Managing Director of Hambrecht & Quist LLC. Hambrecht & Quist LLC has acted and continues to act as a financial advisor to the Company with regard to certain business matters of the Company and has received fees and warrants to purchase the Company's Common Stock for its services rendered in connection therewith.

   Joseph J. Skadra, the Company's Chief Executive Officer, has borrowed funds from the Company commencing July 10, 1996. Amounts borrowed are represented by a promissory note, and bear interest at 8.25% per annum. Mr. Skadra borrowed the amounts for personal reasons. As of March 5, 1999, the amount owing, including accrued interest, is $237,451, which constitutes the largest amount which has been outstanding under such arrangements. Repayment of all amounts of principal is due January 21, 2000. Interest is payable monthly in arrears.

               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

   Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and holders of 10% or more of the Company's Common Stock, to file with the Securities and Exchange Commission reports of ownership and changes in ownership on the SEC's Forms 3, 4 and 5. Based solely on its review of the copies of such forms it has received, the Company believes that all of its officers, directors and greater than ten percent beneficial owners complied with all the filing requirements applicable to them with respect to transactions during fiscal 1998, except that William N. Weaver, Jr., Casey G. Cowell, Andrew J. Filipowski and Douglas
P. Smith all filed one late Form 4, Lorraine H. Fenton filed an untimely Form 3 and William M. Stuek filed one late Form 4.

                      ITEM NO. 2--PROPOSAL TO APPROVE THE
                            FOURTH AMENDMENT TO THE
                       SYSTEM SOFTWARE ASSOCIATES, INC.
                           LONG-TERM INCENTIVE PLAN

   The Company's Board of Directors has adopted, subject to stockholder approval, the Fourth Amendment to the System Software Associates, Inc. Long-Term Incentive Plan (the "Incentive Plan"). In the event that stockholder approval is received, the Incentive Plan would be amended as set forth in Annex B.

Discussion of Proposal

   The purpose for amending the Incentive Plan is to increase the number of shares available for grant thereunder.

   Under the Incentive Plan, a total of 4,883,640 shares of common stock have been reserved for issuance. Because of the Company's decision to make the Incentive Plan available to greater numbers of employees and the Company's anticipated needs for flexibility in compensating its key employees in the future and otherwise as needed to sustain future growth in the Company's operations, the Board of Directors has adopted, subject to stockholder approval, an amendment to increase by 3,500,000 the aggregate number of shares reserved for issuance under the Incentive Plan. As of March 1, 1999, the market value of the 3,500,000 additional shares reserved for issuance under the Incentive Plan was $11,921,000. Cash payments received by the Company under the Incentive Plan will be used for general corporate purposes. No more than 200,000 shares may be granted under the Incentive Plan in any one calendar year to any one employee.

Description of the Plan

 General

   The purpose of the Incentive Plan, which was originally adopted by the Board of Directors of the Company on January 2, 1992, and subsequently approved by the stockholders, is to assist the Company in attracting and retaining key employees, and also independent contractors, non-employee directors and consultants, and to give such persons a greater proprietary interest in, and closer identity with, the Company and its financial success. In December of 1998, the Company merged its Incentive Stock Option Plan and its Nonstatutory Stock Option Plan into the Incentive Plan. The Incentive Plan authorizes the Company to make grants ("Awards") of Incentive Stock Options (within the meaning of Section 422 of the Code), Non-Qualified (or non-statutory) Stock Options (the Incentive and Non-Qualified Stock Options issued under the Incentive Plan are referred to collectively as "Options"), Restricted Stock, Stock Appreciation Rights ("SARs"), and cash awards.

   The Incentive Plan will be administered by a committee of the Board of Directors consisting of two or more Board members (the "Committee"). The Committee has complete discretion to determine which employees and non-employees will be recipients of Awards under the Incentive Plan (the "Participants") and to establish the terms, conditions and limitations of each Award (subject to the terms of the Incentive Plan and the applicable provisions of the Code), including the type and amount of the Award, the number of shares of common stock to be subject to Options or Restricted Stock, or the amount of cash to be included in the Award, the exercise price of any Options and the date or dates upon which the Options become exercisable or upon which any restrictions applicable to any common stock included in the Award lapse. The Committee also has full power to construe and interpret the Plan and the Awards granted under the Plan, and to establish rules and regulations necessary or advisable for its administration.

   Awards under the Incentive Plan may be granted only to key employees and key non-employees (non-employee directors, consultants, or independent contractors) of the Company and its subsidiaries. The Committee will determine whether a particular employee or non-employee qualifies as a "Key Employee" or "Key Non-Employee." Awards may be granted to a prospective employee, conditioned upon such person becoming an employee.

 Terms and Conditions of Awards under the Incentive Plan

   Awards under the Incentive Plan may consist of any combination of one or more Incentive or Non-Qualified Options, Restricted Stock, SARs, or cash awards, on a stand alone, combination or tandem basis. The Committee may specify that Awards other than Options will be paid in cash, shares of common stock, or a combination of cash and common stock.

   The Committee is permitted to cancel any unexpired, unpaid, unexercised or deferred Awards at any time if a Participant (a) provides services for a competitor, (b) discloses confidential Company information, or (c) fails to disclose and convey to the Company any invention or idea developed by the Participant during employment by the Company and relating to the business of the Company. Unless otherwise described below for Options, or as may be provided in the Award, all unexpired, unpaid, unexercised or deferred Awards will be canceled immediately if a Participant ceases his or her employment with the Company and its subsidiaries, except for (a) retirement under a Company retirement plan, (b) retirement in the best interest of the Company (as determined by the Company's chief executive or other designated senior officer), or (c) termination of the Participant's employment upon his or her death or disability. Upon retirement under a Company retirement plan or termination in the best interests of the Company, the Committee may permit Awards to continue, and may accelerate exercisability and vesting. Upon the death or disability of a Participant, his or her estate or beneficiaries (or the Participant in the case of disability) may exercise or receive benefits under the Award until the original expiration date as provided in the Award (or generally within one year in the case of Options) and the Committee may in its discretion accelerate the vesting or terminate the restrictions to which the Award is subject.

   Upon any change in the nature or number of outstanding shares of common stock due to stock split, stock dividend, merger, reorganization or similar event, adjustments will be made to the numbers of shares and the applicable exercise and base prices under outstanding Awards to prevent dilution or enlargement of the Awards previously granted.

   Both Incentive and Non-Qualified Options may be granted pursuant to the Incentive Plan. Incentive Options must have an exercise price per share equal to at least the fair market value of a share at the time the Award is granted. As required by the Code, if an Incentive Option is granted to a Participant who owns more than ten percent of the voting power of the Company (a "Significant Stockholder"), then the exercise price per share will be not less than one hundred ten percent (110%) of fair market value on the date of grant. Fair market value equals the closing sales price of the common stock on the date of grant. The exercise price for Non-Qualified Options will be determined by the Committee in its sole discretion on the date of grant, and, except as may be determined to be appropriate by the Committee pursuant to Section 162(m) of the Code, may be less than fair market value. The maximum term of all Incentive Options granted under the Incentive Plan is ten years. (Incentive Options granted to a Significant Stockholder have a maximum term of five years.) The term of Non-Qualified Options may be set by the Committee in its discretion. No Options may be granted more than ten years from the date the Incentive Plan was adopted. All Options are non-transferable and may be exercised during a Participant's lifetime only by the Participant.

   At the time an Option is awarded, the Committee will specify the date or dates upon which the Option, or portions of the Option, becomes exercisable. The permissible manner of payment for the purchase price upon exercise of the Option (such as cash, check, or the transfer of previously owned, fully paid shares) will be set by the Committee in the particular Award agreement or by general rules.

   A Participant who ceases to be an employee or "Key Non-Employee" of the Company or its subsidiaries will be permitted to exercise any Option, to the extent it was exercisable on the date of such cessation, but only within one month (or, with respect to Options granted under the Company's Nonstatutory Stock Option Plan, three months) of such cessation, provided that if a Participant voluntarily ceases employment after reaching age 60, he or she will be allowed three months in which to exercise the Option, to the extent to which it was exercisable upon termination of employment. A Participant who is terminated for "cause," as defined in the Incentive Plan, will immediately lose all rights to exercise any Options. If a Participant dies, his or her estate or personal representative may exercise the Option, to the extent it was exercisable on the date of death. If a Participant becomes permanently disabled, he or she may exercise an Option to the extent it was exercisable at the time of the onset of the disability or, if the Option vests periodically, to the extent it would have been exercisable as of the next vesting date. In the case of either death or disability, the Option must be exercised within twelve (12) months after the date of death or onset of disability, and prior to the original expiration date of the Option.

   The foregoing notwithstanding, as the result of the merger of the Company's Incentive Stock Option Plan and its Nonqualified Stock Option Plan into the Incentive Plan, the Incentive Plan has been amended to preserve certain provisions governing exercisability of Options granted under the Company's Incentive Stock Option Plan and its Nonstatutory Stock Option Plan upon termination of employment. Specifically, Options which were granted under the Company's Incentive Stock Option Plan shall be terminated to the extent they are unexercised upon the date a Participant's employment is terminated, other than as a result of disability. A Participant may, upon the termination of his employment or his removal as a director as the result of his disability, exercise any Option granted under the Company's Incentive Stock Option Plan or Nonstatutory Stock Option Plan to the extent that the right to purchase Shares under such Option has become exercisable on the date of such termination and, if the rights to exercise the Option accrue periodically, to the extent of a pro rata portion of the amount that would have become exercisable had the Participant not become disabled prior to the end of the particular year in which the disability occurred. Such Options must be exercised within six (6) months after the date of the Participant's disability, or, if earlier, within the originally prescribed term of the Option. Options granted under the Company's Nonstatutory Stock Option Plan shall, upon the Participant's death, similarly be exercisable to the extent of a pro-rata portion of the amount that would have otherwise become exercisable had the Participant not died prior to the end of the year. Such Options shall be exercisable by the Participant's estate for a period of twelve (12) months following the date of the Participant's death or, if earlier, within the originally prescribed term of the Option.

   The Committee may award shares of common stock (or grant an Award denominated in units of common stock) on a restricted basis. The terms of a Restricted Stock Award, including the consideration, if any, to be paid by the Participant to acquire the stock and the restrictions placed upon such shares and the time or times or event or events upon which such restrictions will lapse, will be determined by the Committee at the time the Award is made and will be described in the Award agreement. After the Restricted Stock is awarded, the Participant will be a stockholder with respect to such stock, and will have rights to vote and receive dividends with respect to such stock. Shares of Restricted Stock may not be transferred, assigned or pledged prior to the lapse of the applicable restrictions. The Committee, in its discretion, may accelerate the date on which the restrictions lapse.

   The Committee may award SARs either alone, in tandem or in combination with an Option or other Award. An SAR will permit the Participant to receive, upon exercise, cash or shares of common stock equal in value to the excess of the fair market value of a share of common stock as of the exercise date over the base price set by the Committee at the time the SAR is granted, multiplied by the number of shares of common stock then being exercised under the SAR. The base price will be at least the fair market value of a share of common stock on the date of grant, unless a lower base price is approved by the Board of Directors. SARs will become exercisable upon the date or dates, or the occurrence of the events, set by the Committee at the time of grant. An SAR may only be exercised by the Participant or, if applicable, by the Participant's personal representative.

   Under the provisions of the Incentive Plan, all members of the Board of Directors who are not employees of the Company will receive an Option to purchase 15,000 shares. The Option will be granted on the date such person is first appointed or elected to the Board. Each continuing non-employee member of the Board of Directors will receive an additional Award of an Option to purchase 15,000 shares upon the fifth anniversary of the date the first such Option was granted thereunder. Each Option issued to a non-employee member of the Board of Directors will become exercisable in equal annual installments on the first through fifth anniversaries of the date of grant, provided, however, each such Option will become immediately exercisable if the non-employee director ceases to be a director because of death or disability and, provided further, that each such Option that is not otherwise exercisable upon the date a non-employee director ceases to be a director for reasons other than voluntary termination or for "cause" shall become exercisable on a pro-rata basis depending upon the number of years the director has served on the Board of Directors (at a rate equal to ten percent (10%) for each such year of service).

   The Committee may award cash payments under the Incentive Plan, subject to restrictions and conditions and other terms as determined by the Committee at the time of the Award. A cash Award will be subject to cancellation or forfeiture upon the terms set forth above.

 Federal Income Tax Effects

   Under the Code, as presently in effect, the grant of an Option or SAR or the award of Restricted Stock under the Incentive Plan will not generate federal income to a Participant or a deduction to the Company.

   Upon exercise of a Non-Qualified Option or an SAR, the Participant will normally be deemed to have received ordinary income in an amount equal to the difference between the exercise price for the Option and the fair market value of the Company's common stock on the exercise date or, in the case of an SAR, equal to the amount of payment received from the Company (less any exercise price, if applicable). The Company will be entitled to a tax deduction in the same amount as is recognized by the Participant at the same time, provided the Company includes and reports such amounts on a timely filed Form W-2 or Form 1099-MISC (or similar such IRS form filing). Upon a disposition of shares acquired upon exercise of a Non-Qualified Option, any amount received in excess of the market value of the shares at the time of exercise of the Option generally will be treated as long-term or short-term capital gain, depending on the holding period of the shares. The Company will not be entitled to any tax deduction upon such subsequent disposition.

   In the case of Incentive Options, the Participant recognizes no ordinary income on the date of grant or exercise. If the Participant holds the stock acquired through exercise of an Incentive Option for one year from the date of exercise and two years from the date of grant, the Participant will thereafter recognize long-term capital gain or loss upon a subsequent sale of the stock, based on the difference between the Incentive Option's exercise price and the sale price. If the stock is sold before the requisite holding period, the Participant will recognize ordinary income based upon the difference between the exercise price and the lesser of the sales price or the fair market value upon the date of exercise. The Company generally will be allowed a business expense deduction only if, and to the extent, the Participant recognizes ordinary income.

   For Awards of Restricted Stock, the fair market value of the stock is not taxable to the Participant as ordinary income until the year the Participant's interest is freely transferable or no longer subject to a substantial risk of forfeiture. Section 83 of the Code, however, permits a Participant to elect to have the fair market value of the stock taxed as ordinary income in the year the Award if received. Dividends on Restricted Stock are treated as ordinary income at the time paid. The Company generally will be entitled to a deduction equal to the amount of ordinary income recognized by the Participant.

   Upon the grant of a cash award, the Participant will recognize ordinary income equal to the amount of the award, which amount will be includable in the Participant's taxable income in the year such cash award is paid. The Company will be entitled to a deduction in the same year equal to the amount of the Award.

 Vote Required; Directors' Recommendation

   The Fourth Amendment to the Incentive Plan became effective on February 17, 1999 by Board resolution, subject to its approval by the Company's stockholders. Accordingly, approval of the Fourth Amendment to the Incentive Plan requires the affirmative vote of the holders of a majority of the shares of common stock outstanding as of the Record Date and present in person or by proxy at the annual meeting. The Board of Directors recommends a vote FOR approval of the Fourth Amendment to the Incentive Plan. The proxies solicited by and on behalf of the Board of Directors will be voted FOR approval of the Incentive Plan, unless a contrary choice is specified in the proxy.

                             STOCKHOLDER PROPOSALS

   Stockholder proposals submitted for evaluation as to inclusion in the proxy materials for the Company's next annual meeting of stockholders must be received by the Company not later than September 30, 1999, at the Company's principal executive offices at 500 West Madison Street, 32nd Floor, Chicago, Illinois 60661.

                        INDEPENDENT PUBLIC ACCOUNTANTS

   By the selection of the Company's management, the accounting firm of KPMG LLP, certified public accountants, serves as the Company's independent public accountants. One or more representatives of KPMG LLP are expected to be present at the Meeting, with the opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions.

                            ADDITIONAL INFORMATION

   The audited Financial Statements of the Company for the fiscal year ended October 31, 1998, are included in the attached Annex A to this Proxy Statement. Annex A also contains information relating to the Company's change in independent accountants.

   A copy of the Company's Annual Report accompanies this Proxy Statement. The Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended October 31, 1998, as filed with the Commission, is available without charge to any stockholder upon written request to Lawrence
A. Zimmerman, Chief Financial Officer, System Software Associates, Inc., 500 West Madison Street, 32nd Floor, Chicago, Illinois 60661. The exhibits filed with the Form 10-K are not included; however, copies of such exhibits will be furnished, if requested, upon payment of the Company's reasonable expenses in furnishing those materials.

                                 OTHER MATTERS

   Management is not aware of any other matters to be presented for action at the Meeting. If any other matters are properly brought before the Meeting, it is the intention of the persons named as proxies in the accompanying form of proxy to vote the shares represented thereby in accordance with their best judgment.

                                          For the Board of Directors

                                          Kirk Isaacson
                                          Secretary

Chicago, Illinois
March 5, 1999

                                    ANNEX A

                        SYSTEM SOFTWARE ASSOCIATES, INC.
                       GENERAL AND FINANCIAL INFORMATION

                                FISCAL YEAR 1998

                               ----------------

                                    CONTENTS

                                                                           Page
                                                                           ----
Stock Information.........................................................  A-2

Financial Information.....................................................  A-2
  Selected Consolidated Financial Information.............................  A-2
  Management's Discussion and Analysis of Financial Condition and Results
   of Operations..........................................................  A-3
  Independent Auditors' Report............................................ A-11
  Annual Consolidated Financial Statements................................ A-12
    Consolidated Balance Sheets as of October 31, 1998 and 1997........... A-12
    Consolidated Statements of Operations for the Fiscal Years Ended
     October 31, 1998, 1997 and 1996...................................... A-14
    Consolidated Statements of Cash Flows for the Fiscal Years Ended
     October 31, 1998, 1997 and 1996...................................... A-15
    Consolidated Statements of Changes in Stockholders' Equity for the
     Fiscal Years Ended October 31, 1998, 1997 and 1996................... A-16
    Notes to Consolidated Financial Statements............................ A-17
Change in Certifying Accountants.......................................... A-32

                               STOCK INFORMATION

Price Range of Common Stock and Public Convertible Subordinated Notes

   The Company's common stock is traded on the Nasdaq National Market under the symbol SSAX. The following table shows each quarter's high and low closing prices as reported by Nasdaq.

Fiscal 1998                    High   Low  Fiscal 1997                    High   Low
-----------                   ------ ----- -----------                   ------ ------
First Quarter...............  $15.25 $6.81 First Quarter...............  $14.06 $10.00
Second Quarter..............    8.69  6.69 Second Quarter..............   10.88   4.13
Third Quarter...............    9.88  5.38 Third Quarter...............    9.56   5.63
Fourth Quarter..............    6.63  3.75 Fourth Quarter..............   16.38   8.06

   At January 22, 1999 there were approximately 470 holders of record.

   The Company's Public Convertible Subordinated Notes are traded on the Nasdaq SmallCap Market under the symbol "SSAXG". The following table shows each quarter's high and low closing prices as reported by Nasdaq.

Fiscal 1998                   High    Low   Fiscal 1997                   High    Low
-----------                  ------- ------ -----------                  ------- ------
First Quarter..............  $112.50 $82.00 First Quarter..............      n/a    n/a
Second Quarter.............    87.00  81.00 Second Quarter.............      n/a    n/a
Third Quarter..............    91.25  69.00 Third Quarter..............      n/a    n/a
Fourth Quarter.............    68.50  55.75 Fourth Quarter.............  $114.50 $95.00

                             FINANCIAL INFORMATION

Selected Consolidated Financial Information

                                           (in millions, except per share
                                                        data)
                                          1998     1997    1996    1995   1994
                                         -------  ------  ------  ------ ------
Year Ended October 31,
Total revenues.......................... $ 420.8  $430.5  $340.8  $374.1 $324.3
Net income (loss).......................  (128.7)    1.0   (32.8)   26.6   10.0
Net income (loss) available for common
 stockholders...........................  (130.0)   (1.4)  (32.8)   26.6   10.0
Basic earnings (loss) per share of
 common stock...........................   (2.80)  (0.03)  (0.76)   0.69   0.25
Diluted earnings (loss) per share of
 common stock...........................   (2.80)  (0.03)  (0.76)   0.63   0.25
Dividends declared per common share.....     --      --     0.10    0.08   0.08
At October 31,
Total assets............................ $ 360.8  $475.4  $384.4  $393.2 $333.1
Long-term obligations and Redeemable
 Series A Preferred Stock...............   151.2   160.0    75.1    33.9   32.7

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

   The following table presents, for the periods indicated, certain information from the consolidated statements of operations as a percentage of total revenues and the percentage change of such items as compared to the prior year.

                                 Percentage of Total
                                      Revenues                 Percentage
                                 Year Ended October        Increase (Decrease)
                                         31,                Over Prior Period
                                -------------------------  --------------------
                                                             1998       1997
                                                            versus     versus
                                 1998      1997     1996     1997       1996
                                -------   ------   ------  ---------  ---------
Revenues:
  License fees................    51.1%    70.4%    66.5%     (29.0%)     33.7%
  Client services and other...    48.9%    29.6%    33.5%      61.3%      11.7%
                                -------   ------   ------  ---------  ---------
    Total revenues............   100.0%   100.0%   100.0%      (2.3%)     26.3%
                                -------   ------   ------  ---------  ---------
Costs and expenses:
  Cost of license fees........    17.3%    17.5%    19.6%      (3.1%)     12.6%
  Cost of client services and
   other......................    33.9%    22.8%    26.1%      45.0%      10.4%
  Sales and marketing.........    19.3%    20.6%    30.4%      (8.0%)    (14.7%)
  Research and development....    14.3%    12.0%    16.0%      16.2%      (5.0%)
  General and administrative..    21.0%    20.7%    25.1%      (0.6%)      4.0%
  Special charges.............     0.3%     1.1%      --      (77.6%)         *
  Restructuring and other.....    29.1%      --       --           *          *
                                -------   ------   ------  ---------  ---------
    Total costs and expenses..   135.2%    94.7%   117.2%      39.6%       2.0%
                                -------   ------   ------  ---------  ---------
Operating income (loss).......   (35.2%)    5.3%   (17.2%)         *     138.9%
                                -------   ------   ------  ---------  ---------
Gain on sale of available-for-
 sale securities..............      --       --      3.8%          *          *
Non-operating income
 (expense), net...............    (2.4%)   (4.9%)   (1.7%)    (53.5%)    273.7%
                                -------   ------   ------  ---------  ---------
Income (loss) before income
 taxes........................   (37.6%)    0.4%   (15.1%)         *     103.1%
Provision (benefit) for income
 taxes........................    (7.0%)    0.1%    (5.5%)         *     103.2%
                                -------   ------   ------  ---------  ---------
Net income (loss).............   (30.6%)    0.3%    (9.6%)         *     103.0%
Preferred dividends...........     0.3%     0.6%      --      (45.8%)         *
                                -------   ------   ------  ---------  ---------
Net income (loss) available
 for common stockholders......   (30.9%)   (0.3%)   (9.6%)         *      95.7%
                                =======   ======   ======  =========  =========

*  not meaningful

Revenues

   Total revenues decreased 2.3% from 1997 to 1998. Latin America recorded higher revenues in 1998 while the Company's other regions were flat to down. Total revenues increased 26.3% from 1996 to 1997. All regions of the world, the Americas, Europe/Middle East/Africa, and Asia Pacific, recorded increased revenues in 1997.

   License Fees. The principal components of license fee revenues are software license fees, a portion of post contract support and hardware. License fees decreased 29.0% in 1998 to $215.2 million compared to $303.0 million in 1997. License fees increased 33.7% in 1997, due to revenues derived from Version 6.0, which was released for general availability in the fourth quarter of 1996.

   Client Services. Client services and other revenues increased 61.3% to $205.6 million in 1998 from $127.5 million in 1997. The increase in services revenues is attributable to an increase in the number of billable services personnel in response to continuing demand for implementation services as well as an increase in productivity of services personnel. Client services and other revenues increased 11.7% in 1997 when compared to 1996, primarily due to an increase in services personnel.

Costs and Expenses

   Cost of License Fees. The principal components of cost of license fees are commissions paid to independent Affiliates, hardware costs, amortization of capitalized software costs, royalties paid to third parties and warranty costs. Cost of license fees in 1998, as a percentage of related license fee revenues, increased to 33.9% from 24.9% in 1997. The increase is primarily attributable to the decline in license fee revenues, in particular license fees sold by the direct sales organization. Cost of hardware rose slightly as a percentage of revenues while amortization of software cost declined and warranty costs were flat when compared to 1997. In 1997, cost of license fees, as a percentage of related license fee revenues, decreased to 24.9% from 29.5% in 1996. The decrease is primarily the result of a higher mix of direct channel revenues which have a lower associated cost of license fees than do indirect channel revenues.

   Cost of Client Services and Other. The principal components of cost of client services and other are salaries and other direct employment costs paid to the Company's client services personnel and amounts paid for contracted client services professionals. Cost of client services and other as a percentage of related revenues was 69.3% in 1998 compared to 77.1% in 1997. The decrease is primarily due to increased productivity of client services personnel. In 1996, cost of client services and other was 78%. The modest improvement from 1996 to 1997 is also due to increased productivity of client services personnel.

   Sales and Marketing. Sales and marketing expenses include salaries, commissions and other direct employment expenses of the Company's sales and pre-sales professionals, as well as marketing expenses, which include advertising, trade shows and production of sales brochures. Sales and marketing expenses, as a percentage of license fee revenues, were 37.8% in 1998 compared to 29.2% in 1997 as a direct result of the decline in license fee revenues. However, sales and marketing expenses decreased $7.1 million from $88.5 million in 1997 to $81.4 million in 1998. The decrease in sales and marketing expenses is primarily due to a reduction of direct sales incentives as a result of lower direct license fee revenues and the positive impact of restructuring, partially offset by an increase in marketing expenditures. In 1996, sales and marketing expenses were 45.8% of license fee revenues compared to 29.2% in 1997. The lower percentage in 1997 was due to improved productivity of the Company's direct sales organization and decreased marketing expenditures.

   Research and Development. Total research and development (R&D) expenditures in 1998 decreased $11.7 million, or 12.6%, to $81.4 million from $93.1 million in 1997. The decrease is due, primarily, to reduced development activities with the release of BPCS Client/Server Version 6.0 as well as the positive impact of restructuring. Total research and development expenditures in 1996 were $96.3 million. The 3.3% decrease from 1996 to 1997 was related to development expenditures for the Company's new product line, which peaked during the last half of 1996 and declined as various projects related to such development were completed.

   The Company capitalizes software development costs once technological feasibility is established, in accordance with Statement of Financial Accounting Standards (SFAS) No. 86. In connection with a restructuring of operations, the Company determined that it was more appropriate to begin capitalization of software development costs subsequent to a working model being developed. Accordingly, the Company capitalized $21.3 million of software development costs in 1998 compared to $41.4 million in 1997. The capitalization ratio (capitalized software costs as a percentage of total R&D expenditures) was 26% for 1998 compared to 44% for both 1997 and 1996, however, the capitalization ratio for the second half of 1998 was 10%.

   The following table sets forth total research and development expenditures and related capitalized amounts for the periods indicated.

                                                                    Percentage
                                        Year Ended October 31,        Change
                                        -------------------------  -------------
                                             (in millions)          1998   1997
                                                                   versus versus
                                         1998     1997     1996     1997   1996
                                        -------  -------  -------  ------ ------
Total R&D expenditures................. $  81.4  $  93.1  $  96.3   (13%)  (3%)
Less amount capitalized................   (21.3)   (41.4)   (41.9)  (49%)  (1%)
                                        -------  -------  -------   ----   ----
    Net R&D expenses................... $  60.1  $  51.7  $  54.4    16%   (5%)
                                        =======  =======  =======   ====   ====

   General and Administrative. General and administrative expenses decreased $.5 million in 1998 to $88.4 million from $88.9 million in 1997 primarily due to the positive impact of restructuring. In 1996, general and administrative expenses totaled $85.5 million. The increase in 1997 over 1996 was primarily due to increased facilities and personnel costs related to acquisitions and increased costs for computer equipment.

   Special Charges. The special charge of $1.1 million recorded in the first quarter of 1998, and $3.2 million recorded in the fourth quarter of 1997, related to the settlement of the Bain Investors lawsuit. In addition, a $1.7 million charge was recorded in the third quarter of 1997 which related to the settlement of the Company's class action lawsuits (see Note 13 of Notes to Consolidated Financial Statements).

   Restructuring and Other Charges. The Company announced a restructuring and other charge of $122.5 million in the third quarter ending July 31, 1998. The charge includes a write-down of capitalized and locally developed software products, a write-down of goodwill and equipment, certain warranty commitments, a 25% reduction of office space and severance benefits for approximately 300 employees. The reduction in workforce represents approximately 12% of June 30, 1998 worldwide employees. Actual write-downs of capitalized software and restructuring costs incurred in 1998 total $83.5 million of the $122.5 million reserved for restructuring and other charges. The following table summarizes the significant components of the restructuring reserve at October 31, 1998.

                                   Restructuring Restructuring Remaining Balance
                                     and Other       Costs      at October 31,
                                      Charge       Incurred          1998
                                   ------------- ------------- -----------------
                                                   (in millions)
Severance and benefits............    $  7.6         $ 5.8           $ 1.8
Write-down of assets..............      65.1          64.4             0.7
Office space......................      11.1           2.7             8.4
Warranty..........................      35.4           7.4            28.0
Other.............................       3.3           3.2             0.1
                                      ------         -----           -----
                                      $122.5         $83.5           $39.0
                                      ======         =====           =====

The Company expects to pay a significant amount of the remaining $39.0 million of accrued restructuring costs in fiscal 1999 (see Note 5 of Notes to Consolidated Financial Statements).

   Operating Income (Loss). Operating loss in 1998, before restructuring and other charges was $(25.7) million, a decrease of $48.6 when compared to the operating income of $22.9 million in 1997. The major reason for the decline was lower license fee revenues. Operating loss in 1998 after restructuring and other charges of $122.5 million was $(148.2) million. Operating loss was $(58.8) million in 1996. The increase in operating income in 1997 resulted from increased software license fees and lower sales and marketing expenses.

   Non-operating Income (Expense), Net. Non-operating expense, net consists primarily of interest expense related to the Company's 7% Convertible Subordinated Notes, former Credit Facility and Senior Notes, the amortization of the value of the former Convertible Note's beneficial conversion feature, less interest income earned on invested cash. Non-operating expense, net of $9.9 million in 1998 decreased $11.4 million from $21.3 million in 1997. This represents a reduction in both interest expense and amortization. The Convertible Note beneficial conversion feature of $8.9 million was fully amortized in 1997. In 1997, non-operating expense, net increased $15.6 million over 1996 due to higher borrowing levels under the Company's former Credit Facility, higher interests rates applicable to the former Credit Facility and Senior Notes, interest on the Company's former Convertible Note, interest on the current 7% Convertible Subordinated Notes issued during the fourth quarter of 1997, amortization of the value of the former Convertible Note's beneficial conversion feature and reduced interest income related to lower cash balances.

   Income Taxes. The Company's effective tax rate was approximately 19% in 1998 and approximately 36% in 1997 and 1996. The decrease in the effective tax rate was primarily due to the timing of the recognition of the full tax benefit related to the $122.5 million restructuring and other charges. The tax benefit recorded in 1998 and 1996 represents federal and state tax refunds received in 1997 and amounts to be realized through future utilization of net operating loss and tax credit carryforwards. Realization of the domestic tax loss carryforward is dependent upon the generation of approximately $94.0 million of future U.S. taxable income.

   Impact of Inflation. To date, the Company has not experienced any significant effect from inflation. The Company's major expenses have been salaries and related costs incurred principally for product development and enhancements, client services, sales and marketing and administration. The Company generally has been able to meet increases in costs by increasing prices of its products and services.

   Foreign Currency Exposures. Sales outside of the United States account for approximately 60% of the Company's total revenues. The Company's international sales (with the exception of certain Latin American countries) are predominately invoiced and paid in foreign currencies. Consequently, the Company's revenues are impacted by the fluctuation of foreign currencies versus the U.S. Dollar. The operating income impact of such fluctuations, however, is offset to the extent expenses of the Company's international operations are incurred and paid for in local currencies.

   Historically, the Company minimized the financial impact of foreign currency exchange transactions through the use of foreign exchange forward contracts, which generally mature within three months of origination (see Note 4 of Notes to the Consolidated Financial Statements).

ACQUISITIONS AND INVESTMENTS

   The Company continues to expand its global coverage and strengthen its product offerings through various acquisitions and investments (see Notes 2 and 3 of Notes to the Consolidated Financial Statements).

   During 1998, the Company acquired the remaining 81% of the Company's U.K. affiliate, SSA Acclaim. During 1996, the Company acquired the remaining 81% and 90% of its domestic affiliates, SSA North Central and SSA Northwest, respectively, the remaining 27% of SSA Iberica in Spain and 100% of Vector Systems, a Canadian affiliate. In addition, the Company purchased 25% of CS Controlling Software Systeme, a German software development company.

   On January 25, 1999 the Company sold its 25% ownership of CS Controlling Software Systeme for $3,750,000.

QUARTERLY RESULTS

   The following table contains selected unaudited consolidated financial results by quarter for 1998 and 1997. In management's opinion, this information reflects all adjustments (which consist only of normal recurring adjustments) necessary to present the results fairly when read in conjunction with the Consolidated Financial Statements and related notes included elsewhere herein.

                                       Fiscal 1997                              Fiscal 1998
                                      Quarter Ended                            Quarter Ended
                          --------------------------------------- ----------------------------------------
                          January 31 April 30 July 31  October 31 January 31 April 30 July 31   October 31
                          ---------- -------- -------  ---------- ---------- -------- --------  ----------
                                               (in millions, except per share data)
Revenues................    $ 92.2    $ 98.1  $114.7     $125.6     $ 99.0    $102.4  $  106.9    $112.5
Costs and expenses......      96.8      94.2   104.9      111.7       98.7     114.8     240.6     114.8
                            ------    ------  ------     ------     ------    ------  --------    ------
Operating income (loss).      (4.6)      3.9     9.8       13.9        0.3     (12.4)   (133.7)     (2.3)
Non-operating income
 (expense), net.........      (2.1)     (4.9)   (4.6)      (9.7)      (2.3)     (2.3)     (2.6)     (2.7)
                            ------    ------  ------     ------     ------    ------  --------    ------
Income (loss) before
 income taxes...........      (6.7)     (1.0)    5.2        4.2       (2.0)    (14.7)   (136.3)     (5.0)
Provision (benefit) for
 income taxes...........      (2.4)     (0.4)    1.9        1.5       (0.7)     (5.3)    (21.6)     (1.8)
                            ------    ------  ------     ------     ------    ------  --------    ------
Net income (loss).......      (4.3)     (0.6)    3.3        2.7       (1.3)     (9.4)   (114.7)     (3.2)
Preferred dividends.....       --        --      --         2.4        0.3       0.3       0.3       0.3
                            ------    ------  ------     ------     ------    ------  --------    ------
Net income (loss)
 available for common
 stockholders...........    $ (4.3)   $ (0.6) $  3.3     $  0.3     $ (1.6)   $ (9.7) $ (115.0)   $ (3.5)
                            ======    ======  ======     ======     ======    ======  ========    ======
Basic earnings (loss)
 per share of common
 stock..................    $(0.10)   $(0.01) $ 0.08     $ 0.01     $(0.04)   $(0.20) $  (2.42)   $(0.07)
                            ======    ======  ======     ======     ======    ======  ========    ======
Diluted earnings (loss)
 per share of common
 stock..................    $(0.10)   $(0.01) $ 0.07     $ 0.01     $(0.04)   $(0.20) $  (2.42)   $(0.07)
                            ======    ======  ======     ======     ======    ======  ========    ======

   The Company has experienced a seasonal pattern in its operating results, with the fourth quarter typically having the highest revenues and operating income. The Company believes that fourth quarter revenues are positively impacted by the Company's sales compensation plans. This factor, which the Company believes is common in the computer software industry, typically results in first quarter revenues in any year being lower than revenues in the immediately preceding fourth quarter. In addition, the Company's European operations generally provide lower revenues during the summer months as a result of the generally reduced economic activity in Europe during such time. This seasonal factor could materially adversely affect third quarter revenues.

   The Company has also historically recognized a substantial portion of its revenues from sales booked and shipped in the last month of a quarter. As a result, the magnitude of quarterly fluctuations in license fees may not become evident until late in a particular quarter. If sales forecasted from a specific customer for a particular quarter are not realized in that quarter, the Company is unlikely to be able to generate revenues from alternate sources in time to compensate for the shortfall. As a result, a lost or delayed sale could have a material adverse effect on the Company's quarterly operating results. To the extent that significant sales occur earlier than expected, operating results for subsequent quarters may be adversely affected. The Company, historically, operated with little backlog because its products are generally shipped as orders are received. As a result, revenues from license fees in any quarter is substantially dependent on orders booked and shipped in that quarter.

   Based upon the factors described above, the Company believes that its quarterly revenues and operating results are likely to vary significantly in the future, that period-to-period comparison of its results of operations are not necessarily meaningful and that, as a result, such comparisons should not be relied upon as indications of future performance. Moreover, although the Company's revenues have generally increased in recent periods, there can be no assurance that the Company's revenues will grow in future periods, at past rates or at all, or that the Company will be profitable on a quarterly or annual basis. In future periods, the Company's operating results may be below the expectations of stock market analysts and investors. In such event, the price of the Common Stock could be materially adversely affected.

Year 2000

   BPCS product line. The Company offers comprehensive services, education, project management and migration strategies to ready clients for the Year 2000. Century date options include BPCS Client/Server Version 6.0, BPCS ("CD") Century Dated, or BPCS Millennium Toolset. All versions of BPCS Client/Server V6.0 are Year 2000 compliant, BPCS CD century dates V4.05 and the BPCS Millennium Toolset will century date client's current version of BPCS Client/Server, modifications and related applications.

   Third parties. Identification of areas with third party risk is currently in process and should be completed by the first calendar quarter. Plans to mitigate risk when identified should be developed and implemented by the second calendar quarter of 1999.

   Internal systems. The Company is in the process of identifying all affected information technology and non-information technology systems. Remediation plans will target successful development, implementation and testing of each affected system. Identification should be completed by the end of the first calendar quarter of 1999 and plans to remediate should be developed and implemented by the second calendar quarter of 1999.

   In addition, the remediation plan will identify areas of risk to the Company if the Year 2000 plan fails and will identify contingency plans for critical processes. Risk assessment and contingency plans should be completed in the second calendar quarter of 1999.

   At this time, the Company believes that there will be no significant cost associated with ensuring Year 2000 compliance of its internal systems.

LIQUIDITY AND CAPITAL RESOURCES

   Cash and equivalents at October 31, 1998 totaled $52.4 million, a decrease of $30.9 million when compared to October 31, 1997 cash balance of $83.3 million. Cash usage was primarily due to operating losses experienced during the year, the acquisition of the remaining 81% of the Company's UK affiliate, payment of certain warranty costs, interest payments on the Company's subordinated notes and payments related to the Company's third quarter 1998 restructuring activities.

   On January 12, 1998, the holder of the Company's $12.0 million convertible subordinated three-year promissory note elected to exercise its conversion right. The financial impact of that conversion was to reduce Long-Term Obligations by $12.0 million and increase Stockholders' Equity by the same amount.

   In May 1998, the Company strengthened its management team, reorganized its operations, and took initial steps to stabilize its financial performance. In July 1998, the Company restructured its business and recorded a $122.5 million restructuring and other charge. The charge includes a reduction in the Company's work force and office space and a write-down of software, goodwill and equipment (see Note 5 of Notes to Consolidated Financial Statements). These measures were aimed at significantly reducing the Company's cost and expense structure and improving future profitability.

   Management believes that based upon its anticipated operating results, cash generated from operations, combined with current working capital, will provide sufficient liquidity to meet the Company's capital requirements for the foreseeable future.

RECENTLY ISSUED ACCOUNTING STANDARDS

   American Institute of Certified Public Accountants Statement of Position 97-2, "Software Revenue Recognition" (SOP 97-2) was issued in October 1997. SOP 97-2 is effective for transactions entered into in fiscal years beginning after December 15, 1997. Therefore, SOP 97-2 will effect transactions entered into by the Company beginning November 1, 1998. SOP 97-2 addresses various aspects of the recognition of revenue on software transactions and supersedes SOP 91-1, the policy currently followed by the Company. SOP 97-2 provides guidance on software arrangements consisting of multiple elements, evidence of fair value, delivery of elements, accounting for service elements and software arrangements requiring significant production, modification or customization of software. The Company plans to adopt this statement in fiscal year 1999 and does not expect the adoption of this statement to have a material impact on the Company's financial statements.

   In June 1997, the Financial Accounting Standards Board (FASB) has issued Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income" and SFAS No. 131 "Disclosures About Segments of an Enterprise and Related Information." SFAS 130 established new standards for reporting and displaying comprehensive income and its components. SFAS 131 requires disclosures of certain information regarding operating segments, products and services, geographic areas of operation and major customers. The Company does not believe that SFAS 130 or SFAS 131, which will become effective in fiscal year 1999, will have a material impact on the Company's financial statements.

   In June 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes accounting and reporting standards for derivative financial instruments and hedging activities and requires the Company to recognize all derivatives as either assets or liabilities on the balance sheet and measure them at fair value. Gains and losses resulting from changes in fair value would be accounted for based on the use of the derivative and whether it is designated and qualifies for hedge accounting. The Company will be required to implement SFAS 133 for its fiscal year 2000. The Company has not determined the impact that SFAS 133 will have on its financial statements and believes that such determination will not be meaningful until closer to the date of initial adoption.

MARKET RISK

   Approximately 60% of the Company's business is conducted outside the United States in Europe/Middle East/Africa, Canada, Latin America, and Asia/Pacific. The majority of business operations are transacted in foreign currencies except for Latin America where most revenues are invoiced and paid in U.S. dollars. As a result, the Company has exposure to foreign exchange fluctuations. The Company is affected by both foreign currency translation and transaction adjustments. Translation adjustments result from the conversion of the foreign subsidiaries' balance sheets and income statements to U.S. dollars at year-end exchange rates and weighted average exchange rates, respectively. Translation adjustments resulting from this process are recorded directly into stockholders' equity. Transaction adjustments result from currency exchange movements when a foreign subsidiary transacts business in a currency that differs from its local currency. These transactions are recorded as gains or losses in the Company's income statement.

   The Company's foreign exchange exposure was minimized in 1998 as the majority of the Company's foreign subsidiaries' business transactions were spread across approximately 20 different countries and currencies. This geographic diversity reduces the risk to the Company's operating results. Some foreign exchange exposure is mitigated as sales are predominately invoiced and paid in foreign currencies and offset by expenses which are also incurred and paid in the same currencies. Also, the Company performs periodic reviews of outstanding balances and settles intercompany accounts to minimize foreign exchange transaction gains and losses.

   The Company has minimal interest rate risk. The Company's $138 million public convertible subordinated notes' 7% interest rate is fixed and not subject to market fluctuations. The notes are due in 2002 (see Note 1 of Notes to Consolidated Financial Statements related to fair value of financial instruments).

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
System Software Associates, Inc.

   We have audited the accompanying consolidated balance sheets of System Software Associates, Inc. and subsidiaries as of October 31, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended October 31, 1998. These consolidated financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

   We conducted our audits in accordance with generally accepted accounting standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of System Software Associates, Inc. and subsidiaries as of October 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended October 31, 1998 in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Chicago, Illinois
December 10, 1998

                        SYSTEM SOFTWARE ASSOCIATES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                   October 31,
                                                                  -------------
                             ASSETS                                1998   1997
                             ------                               ------ ------
                                                                  (in millions,
                                                                  except share
                                                                      data)
Current Assets:
  Cash and equivalents........................................... $ 52.4 $ 83.3
  Accounts receivable, less allowance for doubtful accounts of
   $16.5 and $16.5...............................................  144.4  198.3
  Income taxes receivable........................................    3.9    1.5
  Deferred income taxes..........................................   31.2   11.3
  Prepaid expenses and other current assets......................   27.6   27.5
                                                                  ------ ------
    Total current assets.........................................  259.5  321.9
                                                                  ------ ------

Property and Equipment:
  Data processing equipment......................................   41.5   42.0
  Furniture and office equipment.................................   16.3   17.5
  Leasehold improvements.........................................    8.4   10.3
  Transportation equipment.......................................    1.7    1.3
                                                                  ------ ------
                                                                    67.9   71.1
  Less-accumulated depreciation and amortization.................   48.8   46.0
                                                                  ------ ------
    Total property and equipment.................................   19.1   25.1
                                                                  ------ ------

Other Assets:
  Software costs, less accumulated amortization of $42.9 and
   $89.3.........................................................   39.5   99.4
  Cost in excess of net assets of acquired businesses, less
   accumulated amortization of $13.0 and $11.8...................   21.1   19.7
  Deferred income taxes..........................................   16.6    3.9
  Investments in associated companies............................    1.0    1.6
  Miscellaneous..................................................    4.0    3.8
                                                                  ------ ------
    Total other assets...........................................   82.2  128.4
                                                                  ------ ------
    Total Assets................................................. $360.8 $475.4
                                                                  ====== ======


          See accompanying Notes to Consolidated Financial Statements.

                        SYSTEM SOFTWARE ASSOCIATES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                 October 31,
                             --------------------
      LIABILITIES AND
    STOCKHOLDERS' EQUITY       1998       1997
    --------------------     ---------  ---------
                                (in millions,
                             except share data)
Current Liabilities:
  Accrued commissions and
   royalties................ $    20.3  $    25.8
  Accounts payable and other
   accrued liabilities......      77.9       60.6
  Accrued compensation and
   related benefits.........      23.1       24.7
  Deferred revenue..........      44.3       49.3
                             ---------  ---------
    Total current
     liabilities............     165.6      160.4
                             ---------  ---------

Long-Term Obligations:
  Convertible subordinated
   notes....................     137.3      149.1
  Other.....................       4.6        1.7
                             ---------  ---------
    Total long-term
     obligations............     141.9      150.8
                             ---------  ---------
Deferred Revenue............      29.9       32.4
                             ---------  ---------
Deferred Income Taxes.......       --         0.8
                             ---------  ---------
Redeemable Series A
 Preferred Stock, $.01 par
 value, convertible, 10,000
 shares issued and
 outstanding (liquidation
 preference of $10.0
 million)...................       9.3        9.2
                             ---------  ---------
Stockholders' Equity:
  Preferred stock, $.01 par
   value, 100,000 shares
   authorized, 10,000 shares
   issued as Series A
   Preferred Stock..........       --         --
  Common stock, $.0033 par
   value, 250,000,000 shares
   authorized, 47,621,000
   and 42,868,000 shares
   issued...................       0.2        0.1
  Capital in excess of par
   value....................      72.5       48.5
  Retained earnings
   (deficit)................     (52.9)      77.1
  Cumulative translation
   adjustment...............      (5.7)      (3.9)
                             ---------  ---------
    Total stockholders'
     equity.................      14.1      121.8
  Commitments and
   Contingencies (Note 13)....     --         --
                             ---------  ---------
    Total Liabilities and
     Stockholders' Equity... $   360.8  $   475.4
                             =========  =========

          See accompanying Notes to Consolidated Financial Statements.

                        SYSTEM SOFTWARE ASSOCIATES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                    Year Ended October 31,
                                                   ---------------------------
                                                     1998     1997      1996
                                                   --------  -------- --------
                                                   (in millions, except per
                                                          share data)
Revenues:
  License fees.................................... $  215.2  $ 303.0  $  226.7
  Client services and other.......................    205.6    127.5     114.1
                                                   --------  -------  --------
    Total revenues................................    420.8    430.5     340.8
                                                   --------  -------  --------
Costs and Expenses:
  Cost of license fees............................     73.0     75.3      66.9
  Cost of client services and other...............    142.5     98.3      89.0
  Sales and marketing.............................     81.4     88.5     103.8
  Research and development........................     60.1     51.7      54.4
  General and administrative......................     88.4     88.9      85.5
  Special charges.................................      1.1      4.9       --
  Restructuring and other.........................    122.5      --        --
                                                   --------  -------  --------
    Total costs and expenses......................    569.0    407.6     399.6
                                                   --------  -------  --------
Operating income (loss)...........................   (148.2)    22.9     (58.8)
Gain on sale of available-for-sale securities.....      --       --       13.1
Non-operating income (expense), net...............     (9.9)   (21.3)     (5.7)
                                                   --------  -------  --------
Income (loss) before income taxes.................   (158.1)     1.6     (51.4)
Provision (benefit) for income taxes..............    (29.4)     0.6     (18.6)
                                                   --------  -------  --------
Net income (loss).................................   (128.7)     1.0     (32.8)
Preferred dividends...............................      1.3      2.4       --
                                                   --------  -------  --------
Net income (loss) available for common
 stockholders..................................... $ (130.0) $  (1.4)  $ (32.8)
                                                   ========  =======  ========
Basic and diluted earnings (loss) per share of
 common stock..................................... $  (2.80) $ (0.03) $  (0.76)
                                                   ========  =======  ========
Weighted average common shares outstanding........     46.5     42.7      43.0
                                                   ========  =======  ========


          See accompanying Notes to Consolidated Financial Statements.

                        SYSTEM SOFTWARE ASSOCIATES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                      Year Ended October 31,
                                                      ------------------------
                                                       1998     1997    1996
                                                      -------  ------  -------
                                                          (in millions)
Cash Flows From Operating Activities:
Net income (loss)...................................  $(128.7) $  1.0  $(32.8)
Adjustments to reconcile net income (loss) to net
 cash provided by (used in) operating activities:
  Net assets written off due to restructuring.......     64.4     --       --
  Depreciation and amortization of property and
   equipment........................................      8.9     9.3      9.2
  Amortization of other assets......................     26.8    40.8     23.0
  Provision for doubtful accounts...................     21.1     3.3      9.3
  Gain on sale of available-for-sale securities.....      --      --     (13.1)
  Deferred income taxes.............................    (33.4)   (3.1)   (14.2)
  Deferred revenue..................................     (7.8)   (2.8)    (2.5)
  Changes in operating assets and liabilities, net
   of acquisitions:
    Accounts receivable.............................     37.1   (42.9)    12.6
    Prepaid expenses and other current assets.......      2.6    (1.9)    (2.1)
    Miscellaneous assets............................      1.7     2.1      2.4
    Accrued commissions and royalties...............     (5.6)   (0.2)    (6.8)
    Accounts payable and other accrued liabilities..     18.0    (1.0)     8.0
    Accrued compensation and related benefits.......     (2.2)    1.6      --
    Income taxes....................................     (2.4)    3.4    (14.2)
                                                      -------  ------  -------
Net cash provided by (used in) operating activities.      0.5     9.6    (21.2)
                                                      -------  ------  -------
Cash Flows From Investing Activities:
Purchases of property and equipment.................     (2.9)   (4.9)   (11.4)
Software costs......................................    (23.2)  (44.8)   (43.8)
Investments and acquisitions, net of cash acquired..     (2.0)    --      (4.5)
Proceeds from sale of available-for-sale securities.      --      --      23.2
Other...............................................      --      --      (0.1)
                                                      -------  ------  -------
Net cash flows used in investing activities.........    (28.1)  (49.7)   (36.6)
                                                      -------  ------  -------
Cash Flows From Financing Activities:
Amount borrowed (repaid) under line of credit.......      --    (46.4)    46.4
Repayment of Senior Notes Payable...................      --    (26.0)     --
Proceeds from issuance of convertible subordinated
 notes..............................................      --    150.0      --
Proceeds from issuance of Redeemable Series A
 Preferred Stock....................................      --     10.0      --
Principal payments under other financing
 obligations........................................     (3.4)   (2.7)    (5.7)
Proceeds from stock option and stock purchase plans.      2.5     1.6      2.1
Dividends paid......................................     (1.2)    --      (4.2)
                                                      -------  ------  -------
Net cash provided by (used in) financing activities.     (2.1)   86.5     38.6
                                                      -------  ------  -------
Effect of exchange rate changes on cash.............     (1.2)   (1.2)     0.2
                                                      -------  ------  -------
Net increase (decrease) in cash and equivalents.....    (30.9)   45.2    (19.0)
Cash and equivalents:
Beginning of year...................................     83.3    38.1     57.1
                                                      -------  ------  -------
End of year.........................................  $  52.4  $ 83.3  $  38.1
                                                      =======  ======  =======

          See accompanying Notes to Consolidated Financial Statements.

                        SYSTEM SOFTWARE ASSOCIATES, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                             Unrealized
                                                              gain on
                          Common Stock  Capital in Retained  available- Cumulative      Total
                          ------------- excess of  earnings   for-sale  translation stockholders'
                          Shares Amount par value  (deficit) securities adjustment     equity
                          ------ ------ ---------- --------- ---------- ----------- -------------
                                           (in millions, except per share data)
Balance October 31,
 1995...................   42.1   $0.1    $26.1     $ 115.5    $ 2.5      $ (0.8)      $ 143.4
Shares issued upon
 exercise of employee
 stock options..........    0.3             2.1                                            2.1
Tax benefit of stock
 options exercised......                    1.2                                            1.2
Foreign currency
 translation adjustment.                                                    (0.4)         (0.4)
Dividends paid--$0.10
 per share..............                               (4.2)                              (4.2)
Shares issued in
 business combinations..    0.2             3.4                                            3.4
Sale of available-for-
 sale securities........                                        (2.5)                     (2.5)
Net loss................                              (32.8)                             (32.8)
                           ----   ----    -----     -------    -----      ------       -------
Balance October 31,
 1996...................   42.6   $0.1    $32.8     $  78.5     $--       $ (1.2)      $ 110.2
                           ----   ----    -----     -------    -----      ------       -------
Shares issued upon
 exercise of employee
 stock options..........    0.3             1.6                                            1.6
Tax benefit of stock
 options exercised......                    0.5                                            0.5
Foreign currency
 translation adjustment.                                                    (2.7)         (2.7)
Dividends--Redeemable
 Series A Preferred
 Stock ($30.00 per
 share).................                               (0.2)                              (0.2)
Issuance of warrants....                    2.5                                            2.5
Beneficial conversion
 feature of convertible
 subordinated note......                    8.9                                            8.9
Beneficial conversion
 feature of Redeemable
 Series A Preferred
 Stock..................                    2.2        (2.2)                               --
Net income..............                                1.0                                1.0
                           ----   ----    -----     -------    -----      ------       -------
Balance October 31,
 1997...................   42.9   $0.1    $48.5     $  77.1     $--       $ (3.9)      $ 121.8
                           ----   ----    -----     -------    -----      ------       -------
Shares issued upon
 exercise of employee
 stock options and
 shared issued in
 employee stock purchase
 plans..................    0.4    0.1      2.4                                            2.5
Tax benefit of stock
 options exercised......                    0.2                                            0.2
Foreign currency
 translation adjustment.                                                    (1.8)         (1.8)
Dividends--Redeemable
 Series A Preferred
 Stock ($30.00 per
 share).................                               (1.3)                              (1.3)
Issuance of warrants....                    3.5                                            3.5
Shares issued in
 business combination...    0.7             5.9                                            5.9
Conversion of $12
 million private
 convertible
 subordinated note to
 common stock...........    3.6            12.0                                           12.0
Net loss................                             (128.7)                            (128.7)
                           ----   ----    -----     -------    -----      ------       -------
Balance October 31,
 1998...................   47.6   $0.2    $72.5     $ (52.9)    $--       $ (5.7)      $  14.1
                           ====   ====    =====     =======    =====      ======       =======

          See accompanying Notes to Consolidated Financial Statements.

                       SYSTEM SOFTWARE ASSOCIATES, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--Operations and Significant Accounting Policies:

 Nature of operations

   System Software Associates, Inc. (the "Company" or "SSA") is a leading provider of cost-effective business enterprise information systems to the industrial sector worldwide. The Company's BPCS (Business Planning and Control System) Client/Server product line provides business process re-engineering and integration of an enterprise's operations, including multi-mode manufacturing processes, supply chain management and global financial solutions. The BPCS product line delivers scalability, interoperability and reconfigurability in a comprehensive product suite to meet changing market demands. The Company markets, sells and services its products to large and intermediate-sized industrial sector firms primarily through its own worldwide sales organization and through a network of independent software companies (the "Affiliates"). The Company has strategic relationships with major computer hardware manufacturers, such as IBM and Hewlett Packard; software functionality companies, such as i2 and Cognos; and major systems integrators and the Big Five consulting firms.

 Principles of consolidation

   The consolidated financial statements include the accounts of System Software Associates, Inc. and its majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

 Foreign currency translation

   The functional currencies for substantially all of the Company's foreign subsidiaries are their local currencies. The foreign subsidiaries' balance sheets are translated at the year end rates of exchange and their results of operations at weighted average rates of exchange for the year. Translation adjustments resulting from this process are recorded directly in stockholders' equity and will be included in the determination of net income (loss) only upon sale or liquidation of the subsidiaries, which is not contemplated at this time. Foreign exchange transaction gains (losses) aggregating $2.7 million, $0.6 million and $(0.4) million are included in general and administrative expenses for 1998, 1997, and 1996, respectively.

 Revenue recognition

   The license fees generated and related commissions earned by the independent Affiliates are included in license fees and cost of license fees, respectively. Software license fees are recognized, as required by AICPA Statement of Position 91-1, upon delivery and acceptance of the product by the end user providing that no significant vendor obligations remain and collection of the related receivable is probable. Revenues and commissions from software maintenance and HelpLine agreements are deferred and recognized ratably over the term of the contract. Client services revenues are recorded when such services are provided. Concentrations of credit risk with respect to accounts receivable are limited due to a large customer base and its geographic dispersion.

   The principal components of cost of license fees are commissions paid to independent Affiliates, hardware costs, amortization of capitalized software costs, warranty costs and royalties paid to third parties. The principal components of cost of client services and other are salaries paid to the Company's client services personnel and amounts paid to independent client services professionals. Accrued Affiliate and salesman commissions are not paid until the related accounts receivable balances have been collected.

                       SYSTEM SOFTWARE ASSOCIATES, INC.

 Property and equipment

   Property and equipment are stated at cost. Depreciation is computed using various methods over the estimated useful lives of the related assets which range from three to seven years. Leasehold improvements are amortized over the shorter of the life of the assets or related leases. Gains or losses resulting from sales or retirements are recorded as incurred, at which time related costs and accumulated depreciation are removed from the accounts. Maintenance and repairs are charged to expense as incurred. Depreciation and amortization of property and equipment was $8.9 million, $9.3 million and $9.2 million in 1998, 1997, and 1996, respectively.

 Software costs

   Purchased software is capitalized and stated at cost. The Company capitalizes software development costs in accordance with Statement of Financial Accounting Standards (SFAS) No. 86. Amortization of capitalized costs is computed on a straight-line basis using an estimated useful life of five years or in proportion to current and anticipated revenues, whichever provides the greater amortization. Capitalized software costs are summarized as follows:

                                                                  October 31,
                                                                 --------------
                                                                  1998    1997
                                                                 ------  ------
                                                                 (in millions)
      Purchased software........................................ $ 10.6  $ 10.6
      Internally developed software.............................   71.8   178.1
                                                                 ------  ------
                                                                   82.4   188.7
      Less--Accumulated amortization............................  (42.9)  (89.3)
                                                                 ------  ------
      Net capitalized software costs............................ $ 39.5  $ 99.4
                                                                 ======  ======

   Amortization of capitalized software costs charged to cost of license fees aggregated $22.5 million, $28.2 million, and $20.0 million during 1998, 1997, and 1996, respectively.

 Research and development

   Research and development expenses, principally the design and development of software products (exclusive of costs capitalized under SFAS No. 86), are expensed as incurred.

 Cost in excess of net assets of acquired businesses

   The excess of cost over the fair value of the net identifiable assets of acquired businesses is amortized on a straight-line basis, typically over a seven-year period. Amortization expense was $4.1 million, $3.1 million and $2.7 million in 1998, 1997, and 1996, respectively.

 Fair value of financial instruments

   The fair value of cash and equivalents, receivables, accounts payable and accrued expenses approximates their carrying values. The fair value of public convertible subordinated notes using the quoted market price on October 31, 1998 is $91.1 million. It was not practical to determine the fair value of Redeemable Series A Preferred Stock and investments in associated companies at October 31, 1998 as there are no quoted market prices for these instruments.

                       SYSTEM SOFTWARE ASSOCIATES, INC.

 Derivatives

   The Company has periodically entered into foreign currency contracts in order to reduce the impact of certain foreign currency fluctuations. Unrealized gains and losses on foreign currency contracts were recognized in each reporting period in the consolidated statement of operations.

 Stock-based compensation

   The Company utilizes the intrinsic value based method of accounting for its stock-based compensation agreements.

 Earnings per share

   During fiscal year 1998, the Company adopted Statement of Financial Accounting Standards No. 128 (SFAS No. 128) "Earnings per Share". In accordance with SFAS 128, basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common shares and dilutive potential common shares outstanding during the period. Dilutive potential common shares could consist of employee stock options, warrants or convertible securities using the treasury stock method of computation. All earnings per share amounts for all periods presented have been restated to conform to SFAS 128 requirements. The loss per share for 1998, 1997 and 1996 has been computed using only the weighted average number of shares outstanding.

   Shares issuable from securities that could potentially dilute basic earnings per share in the future that were not included in the computation earnings per share were as follows:

                                                                   October 31,
                                                                  --------------
                                                                  1998 1997 1996
                                                                  ---- ---- ----
                                                                  (in millions)
      Stock options..............................................  3.0  2.9 2.1
      Warrants...................................................  3.7  2.1 --
      Convertible securities.....................................  8.4 12.0 --
                                                                  ---- ---- ---
                                                                  15.1 17.0 2.1
                                                                  ==== ==== ===

 Use of estimates

   Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

 Statements of cash flows

   For purposes of reporting cash flows, the Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents. At October 31, 1998, the Company had $7.5 million invested in money market funds. Interest income which is included in the Company's Consolidated Statements

                       SYSTEM SOFTWARE ASSOCIATES, INC.

of Operations in non-operating income (expense), net aggregated $2.2 million, $1.3 million and $1.1 million during 1998, 1997 and 1996, respectively. Supplemental information is as follows:

                                                                   Year Ended
                                                                  October 31,
                                                                ----------------
                                                                1998  1997  1996
                                                                ----- ----- ----
                                                                 (in millions)
      Non-cash investing and financing activities:
        Leases capitalized....................................  $ 0.8 $ 1.7 $0.6
        Liabilities assumed in connection with investments and
         acquisitions.........................................  $ --  $ --  $1.2
        Shares issued in business combinations................  $ 5.9 $ --  $3.4
        Issuance of common stock purchase warrants............  $ 3.5 $ 2.5 $ --
        Beneficial conversion features on issuance of note and
         preferred stock......................................  $ --  $11.1 $ --
        Conversion of private convertible subordinated note...  $12.0 $ --  $ --
      Cash paid during the period for:
        Interest..............................................  $10.8 $ 8.0 $4.0
        Income taxes..........................................  $ 6.4 $ 2.4 $9.5


NOTE 2--Business Combinations:

   The Company has expanded its global coverage and strengthened its product offerings through various acquisitions.

   The following table summarizes all which were accounted for under the purchase method and, accordingly, resulted in allocations of the purchase prices to the net assets acquired based upon their estimated fair values as of the acquisition dates. The accompanying consolidated statements of operations reflect the results of operations of the acquired companies since the acquisition dates. Proforma results of operations are not presented as the acquisitions were not significant. These transactions typically involved the Company acquiring a majority interest or additional interest in an existing independent Affiliate.

                            Year Ended October 31,

-----------------------------------------------------------------------------------------
                       1998            1997                        1996
-----------------------------------------------------------------------------------------
                                     (in millions)
                 .SSA Acclaim (a) No acquisitions .SSA North Central (b)
                                                  .NofTek NW, Inc. (SSA Northwest) (b)
                                                  .Castillo Informatica (SSA Iberica) (b)
                                                  .Vector Systems Analysis
-----------------------------------------------------------------------------------------
Aggregate
 consideration.        $8.0             --                         $8.0
-----------------------------------------------------------------------------------------
Goodwill.......        $7.7             --                         $7.2
-----------------------------------------------------------------------------------------

(a) Acquired the remaining interest of 81% in 1998.
(b) Acquired the remaining interests of 81% in SSA North Central, 90% in SSA Northwest and 27% in SSA Iberica in 1996.

                       SYSTEM SOFTWARE ASSOCIATES, INC.

NOTE 3--Investments in Associated Companies:

   The Company owns minority interests in certain of its affiliates and accounts for these investments under the cost method if the Company owns less than 20% and the equity method if ownership is more than 20% of each associated company. The Company does not exercise control over the operations of these companies.

NOTE 4--Financial Instruments:

   The Company has used forward exchange contracts for the primary purpose of reducing its exposure to fluctuations in foreign currency exchange rates. The instruments are employed to manage transactional exposure. While these financial instruments are subject to the risk that market rates may change subsequent to the acquisition of the financial instrument, such changes would generally be offset by opposite effects on the items being managed. The Company's financial instruments typically mature within three months of origination and are transacted at rates which reflect the market rate at the date of the contract.

   At October 31, 1998 and 1997, the Company had no forward exchange contracts outstanding. As of October 31, 1996, the Company had forward contracts for the purchase and sale of European and other currencies, with purchases totaling $3.2 million and sales totaling $26.8 million. These contracts matured on or before November 5, 1996.

NOTE 5--Restructuring and Other Charge:

   The Company announced a restructuring and other charge of $122.5 million in the third quarter ending July 31, 1998. The charge includes a write-down of capitalized and locally developed software products, a write-down of goodwill and equipment, certain warranty commitments, a 25% reduction of office space and severance benefits for approximately 300 employees. The reduction in workforce represents approximately 12% of June 30, 1998 worldwide employees. Actual write-downs of capitalized software and restructuring costs incurred in 1998 total $83.5 million of the $122.5 million reserved for restructuring and other charges. The following table summaries the significant components of the restructuring reserve at October 31, 1998.

                                  Restructuring Restructuring Remaining Balance
                                    and Other       Costs      at October 31,
                                     Charge       Incurred          1998
                                  ------------- ------------- -----------------
                                                  (in millions)
      Severance and benefits.....    $  7.6         $ 5.8           $ 1.8
      Write-down of assets.......      65.1          64.4             0.7
      Office space...............      11.1           2.7             8.4
      Warranty...................      35.4           7.4            28.0
      Other......................       3.3           3.2             0.1
                                     ------         -----           -----
                                     $122.5         $83.5           $39.0
                                     ======         =====           =====

   The Company expects to pay a significant amount of the remaining $39.0 million of accrued restructuring costs in fiscal 1999.

                       SYSTEM SOFTWARE ASSOCIATES, INC.

NOTE 6--Long-Term Obligations:

   Long-term obligations consist of the following:

                                                                   October 31,
                                                                  -------------
                                                                   1998   1997
                                                                  ------ ------
                                                                  (in millions)
      Public convertible subordinated notes...................... $137.3 $137.1
      Private convertible subordinated note......................    --    12.0
      Restructuring and other payable............................   39.0    --
      Note payable...............................................    --     0.5
      Obligations under capital leases...........................    1.7    3.4
                                                                  ------ ------
                                                                   178.0  153.0
      Less--Current maturities...................................   36.1    2.2
                                                                  ------ ------
        Total long-term obligations.............................. $141.9 $150.8
                                                                  ====== ======

 Public Convertible Subordinated Notes

   On September 12, 1997, the Company issued $138.0 million principal amount of convertible subordinated notes due September 15, 2002 bearing interest at 7% (the "Public Notes"). Interest will be paid March 15 and September 15 of each year, commencing March 15, 1998. The Public Notes are subordinated to all existing and future indebtedness of the Company.

   The Public Notes are convertible at the holders' option at any time into shares of common stock of the Company at $18.06 per share, subject to adjustments in certain events. The Public Notes are redeemable at the option of the Company after September 20, 2000 in whole, or in part at any time (103.5% beginning September 20, 2000 and 101.75% from September 20, 2001 and thereafter) plus accrued and unpaid interest. In the event that a change in control occurs, each holder of a Public Note may require the Company to repurchase all or a portion of such holder's Public Notes at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the purchase date.

   A substantial portion of the net proceeds from the sale of the notes was used to fund the retirement of the Company's line of credit and Senior Notes payable.

 Private Convertible Subordinated Note

   Prior to its conversion to common stock in January 1998, the Company had issued a convertible subordinated promissory note (the "Private Convertible Subordinated Note") in March 1997 to a strategic investor in the amount of $12.0 million, bearing interest at the prime rate plus 1% and convertible into common stock of the Company at the lesser of $3.33 per share or 80% of the fair market value of the stock at the time of conversion. The loan maturity was three years, and the note was not convertible prior to October 1997, except in the event of prepayment. The Private Convertible Subordinated Note had a beneficial conversion feature because the fair market value of the Company's stock was in excess of its per share conversion price at the date of issuance. The value of the beneficial conversion feature of $8.9 million has been reflected as an increase to capital in excess of par value and was amortized as interest expense in 1997. The expense was included in the Company's Consolidated Statement of Operations for the year ended October 31, 1997 in non-operating income (expense), net.

   On January 12, 1998, the $12.0 million Private Convertible Subordinated Note was converted into 3.6 million shares of common stock.

                       SYSTEM SOFTWARE ASSOCIATES, INC.

 Restructuring and Other Payable

   At October 31, 1998, the $39.0 million restructuring and other payable balance represents the unused charges from the third quarter 1998 $122.5 million restructuring and other charge. The Company expects to use approximately $35.0 million of the balance during 1999 and the remaining $4.0 million in 2000.

 Note Payable

   At October 31, 1997, the notes payable represents a commitment made in connection with an acquisition which was paid in 1998.

 Capital Lease Obligations

   Capital lease obligations represent the present value of future payments under leases for transportation and data processing equipment. The recorded cost of these assets aggregated $6.6 million and $6.5 million at October 31, 1998 and 1997, respectively; accumulated amortization thereon aggregated $4.5 million and $4.0 million, respectively. Amortization of assets under capital leases is included in depreciation and amortization expense.

   The following is a schedule of future minimum lease payments under capital lease obligations, together with the present value of minimum lease payments at October 31, 1998:

      Year Ending October 31, (in millions)                               Amount
      -------------------------------------                               ------
      1999...............................................................  $1.5
      2000...............................................................   0.4
      2001...............................................................   0.1
                                                                           ----
      Total minimum lease payments.......................................   2.0
      Less--Amount representing interest.................................   0.3
                                                                           ----
      Present value of minimum lease payments............................   1.7
      Less--Current maturities...........................................   1.1
                                                                           ----
                                                                           $0.6
                                                                           ====

   Interest expense which is included in the Company's Consolidated Statements of Operations in non-operating income (expense), net was $10.7 million, $9.3 million, and $4.7 million during 1998, 1997, and 1996, respectively.

NOTE 7--Income Taxes:

   Deferred income taxes arise from temporary differences between the income tax basis of assets and liabilities and their reported amounts in the consolidated financial statements.

   Pretax income (loss) from continuing operations was taxed in the following jurisdictions:

                                                          Year Ended October
                                                                  31,
                                                          ---------------------
                                                           1998    1997   1996
                                                          -------  ----  ------
                                                             (in millions)
      Domestic........................................... $(153.0) $4.0  $(57.6)
      Foreign............................................    (5.1) (2.4)    6.2
                                                          -------  ----  ------
                                                          $(158.1) $1.6  $(51.4)
                                                          =======  ====  ======

                       SYSTEM SOFTWARE ASSOCIATES, INC.

   The provision for income taxes consists of the following:

                                                          Year Ended October
                                                                  31,
                                                          ---------------------
                                                           1998   1997    1996
                                                          ------  -----  ------
                                                             (in millions)
      Current:
      Federal............................................ $  --   $ 1.6  $ (8.3)
      State..............................................    --     --     (2.8)
      Foreign............................................    4.0    2.1     5.3
                                                          ------  -----  ------
                                                             4.0    3.7    (5.8)
                                                          ------  -----  ------
      Deferred:
      Federal............................................  (31.4)  (2.9)  (11.5)
      State..............................................   (2.0)  (0.2)   (0.8)
      Foreign............................................    --     --     (0.5)
                                                          ------  -----  ------
                                                           (33.4)  (3.1)  (12.8)
                                                          ------  -----  ------
                                                          $(29.4) $ 0.6  $(18.6)
                                                          ======  =====  ======

   In addition to taxes incurred on foreign operations, the Company is subject to and includes foreign taxes on net remittances from foreign Affiliates as a component in its provision for foreign income taxes. No domestic provision has been recorded for unremitted earnings of foreign subsidiaries as it is anticipated that any U.S. income taxes on distributions of earnings not permanently reinvested will be offset by foreign tax credits.

   A reconciliation of taxes based on the federal statutory rate and the Company's actual provision is as follows:

                                                          Year Ended October
                                                                 31,
                                                          --------------------
                                                           1998   1997   1996
                                                          ------  ----  ------
                                                            (in millions)
      Income tax at the federal statutory rate........... $(55.4) $0.5  $(18.0)
      State income taxes, net of federal benefit.........   (2.2)  0.2    (1.3)
      Foreign operating losses...........................    5.8   2.9    (0.3)
      Research and development tax credit................   (0.8) (1.0)   (1.2)
      Meals and entertainment............................    0.6   0.7     1.1
      Restructuring expense with no tax benefit..........   20.7   --      --
      Other, net.........................................    1.9  (2.7)    1.1
                                                          ------  ----  ------
                                                          $(29.4) $0.6  $(18.6)
                                                          ======  ====  ======

                       SYSTEM SOFTWARE ASSOCIATES, INC.

   The net deferred tax balance is comprised of (asset) liability:

                                                                 Year Ended
                                                                 October 31,
                                                                --------------
                                                                 1998    1997
                                                                ------  ------
                                                                (in millions)
      Revenue (net of commissions) recognized for tax purposes
       in advance of financial reporting......................  $ (6.2) $ (6.9)
      Capitalization of software costs for financial reporting
       purposes...............................................    32.5    33.7
      Provision for doubtful accounts.........................    (4.6)   (4.6)
      Rent expense for financial reporting purposes...........    (0.8)   (1.1)
      Expense recognized for financial reporting purposes in
       advance of tax.........................................   (17.1)   (4.7)
      Deferred gain...........................................    (1.6)   (1.6)
      Domestic credit carryforwards...........................    (1.4)   (1.4)
      Foreign carryforwards...................................   (15.6)   (8.1)
      Foreign tax credit carryforwards........................   (11.0)  (11.0)
      Research and development credit carryforwards...........    (4.4)   (3.6)
      Domestic net operating loss carryforwards...............   (35.5)  (15.0)
      Valuation allowance.....................................    20.7    13.1
      Other, net..............................................    (2.8)   (3.2)
                                                                ------  ------
                                                                $(47.8) $(14.4)
                                                                ======  ======

   At October 31, 1998, the Company has approximately $40.2 million of foreign net operating loss carryforwards, $94.1 million of domestic net operating loss carryforwards, and $11.0 million of foreign tax credit carryforwards and $5.8 million of domestic tax credit carryforwards. At October 31, 1998 and October 31, 1997, the Company recorded valuation allowances related to these items of $20.7 million and $13.1 million, respectively. The Company recognizes certain deferred tax assets based upon Management's assessment that these assets will "more likely than not" be recognized in the future in accordance with SFAS 109, "Accounting for Income Taxes". This assessment is based primarily on estimates of future operating results.

   Of the $40.2 million of foreign net operating loss carryforwards, $16.6 million expire in varying amounts through the fiscal year ending October 31, 2005, and $23.6 million may be carried forward indefinitely. Of the $94.1 million of domestic net operating loss carryforwards, $31.0 million expire on October 31, 2011, $9.0 million expire on October 31, 2012, and $54.1 million expire on October 31, 2018. The $11.0 million of the foreign tax credit carryforwards expire in varying amounts through the fiscal year ending on October 31, 2001. Of the $5.8 million of domestic tax credit carryforwards, $1.4 million expire in varying amounts through the fiscal year ending on October 31, 2002, and $4.4 million expire in varying amounts through October 31, 2013.

   During 1998, 1997, and 1996 certain employees disposed of shares acquired through the exercise of stock options that allowed the Company to record additional compensation expense for tax purposes measured as the difference between the fair value of the stock and the option price at the date of exercise. The aggregate tax benefit to the Company of $0.2 million, $0.5 million, and $1.2 million, respectively, has been credited to capital in excess of par value.

NOTE 8--Redeemable Series A Preferred Stock:

   On August 29, 1997, the Company issued 10,000 shares of Series A Preferred Stock and 600,000 common stock purchase warrants to a private investor for $10.0 million. The shares of Series A Preferred Stock have an initial liquidation preference of $1,000 per share, increasing to $3,500 per share on or after the earliest of (i)

                       SYSTEM SOFTWARE ASSOCIATES, INC.

August 22, 2003, (ii) a change in control and (iii) certain bankruptcy events (such event, a "Trigger Event") (such liquidation preference as from time to time in effect, the "Liquidation Price"). The Series A Preferred Stock accrue dividends, payable quarterly in arrears, at an annual rate of 12% of the Liquidation Price per share, which increases to 14% of the Liquidation Price per share upon a Trigger Event. The dividend rate will increase by 4% per annum upon the occurrence and during the continuance of any payment default or certain other material defaults as described in the purchase agreement.

   The Redeemable Series A Preferred Stock has a beneficial conversion feature because the fair market value of the Company's stock was in excess of its per share conversion price at the date of issuance. The value of the beneficial conversion feature of $2.2 million was recorded in 1997 as an increase to capital in excess of par value and a decrease to retained earnings (preferred dividend).

   Each share of Series A Preferred Stock is convertible at the holder's option at any time into 80.4 shares of Common Stock (subject to proportional and broad-based weighted average anti-dilution).

   The Series A Preferred Stock may be redeemed at the option of the holders thereof at any time (i) on or after August 31, 2003 or (ii) following the occurrence and continuance of a Redemption Event (as defined below) at a redemption price equal to the greater of $1,000 per share, plus accrued and unpaid dividends, or the amount that such holder would have received had such holder converted the Series A Preferred Stock into Common Stock immediately prior to the liquidation of the Company. The Series A Preferred Stock may be redeemed by the Company at any time after the occurrence of a Trigger Event at a redemption price equal to $3,500 per share, plus accrued and unpaid dividends.

   Upon the occurrence of certain events, including payment defaults, covenant defaults in the purchase agreement, cross defaults to acceleration of other material indebtedness, bankruptcy and a change in control (each, a "Redemption Event"), the holders of the Series A Preferred Stock may require the Company to redeem their shares of Series A Preferred Stock at a redemption price equal to the greater of $1,000 per share, plus accrued and unpaid dividends or the amount that such holder would have received had such holder converted the Series A Preferred Stock into Common Stock immediately prior to the liquidation of the Company.

   For so long as at least 2,500 shares of Series A Preferred Stock are outstanding, the Company must comply with various covenants, including, without limitation, maintenance of fixed charge coverage ratios on a rolling four-quarter basis and total debt to capital, and restrictions on mergers, consolidations, sales of assets, liens, payment of dividends and other distributions to, and redemptions of, other classes of equity and limitations on the issuance of additional debt (other than the Public Convertible Subordinated Notes, up to $40.0 million in additional senior indebtedness and certain other exceptions).

   As a result of the third quarter $122.5 million restructuring and other charge, the Company determined it would likely not meet the fixed charge coverage ratio and debt to capital ratio at October 31, 1998. The Company obtained a waiver on November 19, 1998. The fixed charge coverage ratio has been waived for October 31, 1998 and January 31, 1999 and the Company must resume compliance at April 30, 1999. The Company did not meet the debt to capital ratio covenant at July 31, 1998 and obtained an extension of the cure period until the debt to capital ratio provision was increased to a maximum of 86% effective November 1, 1998. The Company was in compliance with all other covenants at October 31, 1998.

NOTE 9--Common Stock Purchase Warrants:

   In January 1998, in consideration of certain long-term financial advisory services, the Company agreed to sell to a financial advisor for a nominal amount warrants to purchase from the Company up to 1,325,000 shares of Common Stock (the "Financial Advisor Warrants"). The Financial Advisor Warrants are initially exercisable

                       SYSTEM SOFTWARE ASSOCIATES, INC.

at $9.6875 per share, the fair market value at the date of the issuance and may be exercised at any time or from time to time within a ten year period, commencing on the warrant issue date. The fair value of the warrants of $2.8 million was recorded as an increase to capital in excess of par value and other assets and is being amortized over the term of the advisory services to be rendered.

   In January 1998, the Company settled the Bain Investors' lawsuit. As part of the settlement the Company issued to certain of the Bain Investors warrants to purchase an aggregate of 300,000 shares of the Company's Common Stock, which warrants are exercisable at $9.6875 per share, the fair market value at the settlement date. The fair value of the warrants of $0.7 million was recorded as an increase to capital in excess of par value and a special charge.

   On March 4, 1997, the Company issued warrants to purchase 775,000 shares of common stock ("Warrants") as part of amendments to the Company's Line of Credit and Senior Notes payable agreements. The Warrants are initially exercisable at $10.32 per share and may be exercised for five years from the date of issuance. The fair value of the warrants of $0.9 million was recorded as an increase to capital in excess of par value and other current assets and was amortized over the term of the amendments.

   On August 29, 1997, the Company issued warrants to purchase 600,000 shares of common stock (the "Private Warrants") to a private investor in connection with the Company's issuance of Redeemable Series A Preferred Stock. Each holder of a Private Warrant is entitled to purchase shares of Common Stock at an exercise price equal to $15.125 per share, the fair market value at the date of issuance of the warrants. The Private Warrants are exercisable at any time until August 22, 2007. The fair value of the warrants of $0.8 million was recorded as an increase to capital in excess of par value and a decrease to Redeemable Series A Preferred Stock which is being accreted as preferred dividends over six years beginning the date of issuance.

   In consideration of certain financial advisory services performed during 1997, the Company agreed to sell to a financial advisor for a nominal amount warrants to purchase from the Company up to 664,452 shares of Common Stock (the "Financial Advisor Warrants"). The Financial Advisor Warrants are initially exercisable at $18.06 per share and may be exercised for a period of five years commencing on the first anniversary of the issuance of such warrants. The fair value of the warrants of $0.9 million was recorded as an increase to capital in excess of par value and a decrease to the Public Convertible Subordinated Notes which is being accreted as interest expense over five years beginning the date of issuance.

NOTE 10--Stock Options:

   The Company has certain stock option plans and a long-term incentive plan under which options to purchase shares of the Company's common stock, stock appreciation rights, restricted stock, and cash awards may be granted to key employees and non-employees of the Company and its Affiliates. In April 1997, shareholders approved an amendment to the long-term incentive plan, increasing the aggregate number of common shares to be available for grant to 4,500,000, from a previous aggregate of 1,800,000, provided the aggregate number of common shares which may be granted in one calendar year, to any one key employee, shall not exceed 200,000 shares. The stock option and long-term incentive plans provide that an aggregate of 9,056,250 common shares be available for grant, subject to adjustments for stock splits, stock dividends, mergers, or other changes in capitalization. Options become exercisable in varying periods (typically 4 to 5 years) and are priced by the Board of Directors, but may not be less than 50% of the fair market value of the shares at the date of grant. All options granted during 1998, 1997, and 1996 were granted at fair market value.

   The Company applies APB Opinion No. 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans. Had compensation cost for the Company's stock option plans been determined consistent with FASB Statement of Financial Accounting

                       SYSTEM SOFTWARE ASSOCIATES, INC.

Standards No. 123 ("FAS 123"), the Company's net income (loss) available to common stockholders and earnings (loss) per share of common stock would have been reduced to the pro forma amounts indicated below:

                                                        1998     1997    1996
                                                       -------  ------  ------
                                                        (in millions except
                                                          per share data)
   Net income (loss) available for common
    stockholders.......................... As Reported $(130.0) $ (1.4) $(32.8)
                                           Pro Forma   $(132.2) $ (4.0) $(33.7)
   Basic and diluted earnings (loss) per
    share of common stock................. As Reported $ (2.80) $(0.03) $(0.76)
                                           Pro Forma   $ (2.84) $(0.09) $(0.78)

   Under the stock option plans, the exercise price of each option equals the market price of the Company's common stock on the date of grant. For purposes of calculating the compensation cost consistent with FAS 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in fiscal 1998: risk free interest rate of 5.0%; expected life of 4.5 years; expected volatility of 53%; and no dividends expected to be paid. The weighted-average assumptions used in fiscal 1997 and 1996 are as follows: risk free interest rate of 6.3%; expected life of 5.5 years; expected volatility of 53%; and no dividends expected to be paid.

   The following is a summary of 1998, 1997 and 1996 stock option activity:

                            Available                            Weighted Average
                            for grant   Unexercised  Exercisable  Exercise Price
                            ----------  -----------  ----------- ----------------
   Balance, October 31,
    1995...................    508,844   2,284,571     677,253        $ 8.19
                            ----------  ----------    --------        ------
   Granted................. (1,468,001)  1,468,001                     14.22
   Becoming exercisable....                            393,822          7.52
   Cancelled...............  1,384,237  (1,384,237)   (191,211)        17.71
   Exercised...............               (275,906)   (275,906)         7.64
                            ----------  ----------    --------        ------
   Balance, October 31,
    1996...................    425,080   2,092,429     603,958          8.04
                            ----------  ----------    --------        ------
   Authorized..............  2,700,000
   Granted................. (3,105,569)  3,105,569                      6.36
   Becoming exercisable....                            403,679          4.27
   Cancelled...............  1,995,296  (1,995,296)   (106,289)         9.67
   Exercised...............               (290,698)   (290,698)         5.77
                            ----------  ----------    --------        ------
   Balance, October 31,
    1997...................  2,014,807   2,912,004     610,650          5.50
                            ----------  ----------    --------        ------
   Granted................. (1,389,510)  1,389,510                      6.33
   Becoming exercisable....                            533,699          5.40
   Cancelled...............  1,012,748  (1,012,748)    (92,102)         6.23
   Exercised...............               (325,047)   (325,047)         3.97
                            ----------  ----------    --------        ------
   Balance, October 31,
    1998...................  1,638,045   2,963,719     727,200        $ 5.84
                            ==========  ==========    ========        ======

   The weighted-average fair values of options granted during 1998, 1997 and 1996 are $2.30, $3.46, and $7.85, respectively.

                       SYSTEM SOFTWARE ASSOCIATES, INC.

   The following table summarizes information about the stock options outstanding as of October 31, 1998:

                        Options Outstanding             Options Exercisable
                  -----------------------------------  -----------------------
                               Weighted
                                Average
                               Remaining    Weighted                 Weighted
      Range of                Contractual   Average                  Average
      Exercise     Number        Life       Exercise     Number      Exercise
       Prices     of Shares     (Years)      Price     Exercisable    Price
      --------    ---------   -----------   --------   -----------   --------
      $1 to 5     2,151,719       8.1         $ 5        572,050       $ 5
      $6 to 10      723,000       8.2           8        147,950         8
      $11 to 15      89,000       9.0          14          7,200        14
                  ---------       ---         ---        -------       ---
      $1 to 15    2,963,719       8.2         $ 6        727,200       $ 5
                  =========       ===         ===        =======       ===

NOTE 11--Employee Stock Purchase Plans:

   On October 1, 1997 the Company established Qualified and Non-Qualified Employee Stock Purchase Plans ("Stock Purchase Plans") for all eligible U.S. employees. On April 17, 1998, participation in the Stock Purchase Plan was extended to all eligible UK employees. An aggregate of 2.0 million shares of the Company's common stock (subject to adjustments for stock splits, dividends or other relevant changes in the Company's capitalization) may be sold pursuant to the Stock Purchase Plans. The Stock Purchase Plans enable employees to purchase, through payroll deductions, the Company's common stock at the lesser of 90% (subject to adjustment, but not less than 85%) of the market value on the first day of each month or the market value on the purchase date. During 1998, the Company issued 138,400 shares under this plan.

                       SYSTEM SOFTWARE ASSOCIATES, INC.

NOTE 12--Foreign Information:

   Information regarding geographic areas for the years ended October 31, 1998, 1997, and 1996 is as follows:

                             United     Europe
                             States   Middle East Other   Eliminations  Total
                             -------  ----------- ------  ------------ -------
                                              (in millions)
Year Ended October 31, 1998
  Sales to unaffiliated
   customers................ $ 157.0    $167.7    $130.2     $(34.1)   $ 420.8
  Operating income (loss)... $(172.4)   $ 10.9    $ 13.3        --     $(148.2)
  Identifiable assets....... $ 176.7    $112.5    $134.5     $(62.9)   $ 360.8
                             =======    ======    ======     ======    =======
Year Ended October 31, 1997
  Sales to unaffiliated
   customers................ $ 208.8    $160.3    $122.3     $(60.9)   $ 430.5
  Operating income (loss)... $  30.0    $(16.9)   $  9.8        --     $  22.9
  Identifiable assets....... $ 304.6    $118.5    $117.3     $(65.0)   $ 475.4
                             =======    ======    ======     ======    =======
Year Ended October 31, 1996
  Sales to unaffiliated
   customers................ $ 164.9    $113.8    $ 95.0     $(32.9)   $ 340.8
  Operating income (loss)... $ (17.4)   $(26.6)   $(14.8)       --     $ (58.8)
  Identifiable assets....... $ 234.9    $ 98.6    $107.2     $(56.3)   $ 384.4
                             =======    ======    ======     ======    =======

   The sales and operating income (loss) amounts reflected above include intercompany royalties, which are eliminated.

   United States sales by geographical areas during the years ended October 31, 1998, 1997, and 1996 are as follows:

                                                       Foreign
                                          ---------------------------------
                                            Europe     Asia      Canada
                            United States Middle East Pacific Latin America Total
                            ------------- ----------- ------- ------------- ------
                                                (in millions)
   Year Ended October 31,
    1998...................    $135.3        $ 9.6     $ 4.9      $7.2      $157.0
   Year Ended October 31,
    1997...................    $151.6        $37.9     $14.7      $4.6      $208.8
   Year Ended October 31,
    1996...................    $143.1        $13.0     $ 4.3      $4.5      $164.9

NOTE 13--Commitments and Contingencies:

   The Company leases its office space and certain equipment under noncancelable operating leases that expire at various dates through 2015. Rent expense under such leases aggregated approximately $24.4 million, $28.1 million and $24.1 million during 1998, 1997 and 1996, respectively. Minimum annual rental commitments under noncancelable operating leases for periods subsequent to October 31, 1998 are as follows: $21.0 million in 1999, $14.5 million in 2000, $10.6 million in 2001, $9.6 million in 2002, $9.6 million in 2003 and $35.8 million in 2004 and thereafter.

   In January 1997, class action lawsuits against the Company and certain of its officers were filed in state court in Illinois and in the federal court in Chicago, Illinois. The state court action alleges damages to persons who purchased the Company's Common Stock during the period from November 21, 1994 through January 7, 1997 arising from alleged violations of the Illinois securities laws and associated statutory and common law. The federal actions allege damages to persons who purchased the Company's Common Stock during the period from August 22, 1994 through January 7, 1997 arising from alleged violations of the federal securities laws and

                       SYSTEM SOFTWARE ASSOCIATES, INC.

associated common laws. The lawsuits name the Company and several of its officers and directors as defendants, and allege violations of securities laws, fraud and negligence, stemming from circumstances which resulted in the restatement of the Company's financial statements for 1994 and 1995. The complaints do not specify the amounts of damages sought.

   The Company has executed a settlement agreement with the class plaintiffs in the Illinois state court action titled Steinberg v. SSA, 97 CH 287 (the "Settlement"). The Company paid $1.7 million in cash and an officer defendant has contributed 100,000 shares of Common Stock. The presiding judge in the Illinois case approved the Settlement on September 30, 1997. Certain individual objectors to the Settlement appealed the fairness of the Settlement. The Appellate Court has heard oral arguments but has yet to rule. There can be no assurance that the Settlement will not be overturned or opposed or that it will legally bar the federal claims described above. In addition, even if the Settlement bars the federal claims as described above, because the class period of the federal claims is slightly larger than the class period of the state claim and one defendant was named in the Federal action that was not a defendant in the State action, the Settlement may not result in the dismissal of the entire federal action. The failure to achieve a dismissal of any of these actions or the failure to settle them on sufficiently advantageous terms could have a material adverse effect on the business, operating results and financial condition of the Company.

   The Company is also subject to other legal proceedings and claims which arise in the normal course of business. Although the outcome of these proceedings cannot be determined with certainty, management believes that the final outcomes of these proceedings should not have a material adverse effect on the Company's operations or financial position.

                       CHANGE IN CERTIFYING ACCOUNTANTS

1. November 8, 1996 Form 8-K.

   On November 8, 1996, the Company filed a Current Report on Form 8-K with the Securities and Exchange Commission (the "SEC") containing the following information (the "First November 8-K"):

   In a letter dated November 1, 1996, System Software Associates, Inc. (the "Company") dismissed Price Waterhouse LLP ("PW") as the Company's principal independent accountant. The decision to dismiss PW was approved by the Company's Board of Directors upon recommendation by the Company's Audit Committee of the Board of Directors.

   PW's reports on the Company's consolidated financial statements for each of the fiscal years ended October 31, 1994 and 1995 did not originally contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to audit scope or accounting principles. However, in a letter dated November 4, 1996, PW notified the Company that it was withdrawing its opinions on the Company's consolidated financial statements for each of Fiscal 1994 and 1995. In a November 1 letter to the Company (received after the Company had dismissed PW), PW advised the Company of PW's conclusion that facts existed at the time of the initial recognition of revenue on three contracts which, had they been known at the time, would have caused PW to object to the Company's accounting position on such contracts. PW further concluded that these were material matters which would have to be corrected through restatement of the Company's fiscal 1994 and 1995 financial statements.

   With respect to fiscal 1994, PW advised the Company that the revenue relating to one material contract should not have been recognized in fiscal 1994. With respect to fiscal 1995, PW advised the Company that revenue from two Latin America contracts with one customer should not have been recognized in 1995. In addition, PW advised the Company that income recognized from the last two payments of a four installment payment contract executed in fiscal 1995, for which recognition had earlier been deemed by PW to be immaterial, would become material as a result of the restatement relating to the two Latin America contracts described above.

   In PW's Report on 1995 Examination to the Company, dated February 27, 1996 (the "Report on 1995 Examination"), PW indicated that it expanded the scope of its Fiscal 1995 audit in response to a variety of factors and events relating to the Company's business evolution. However, PW's audit report on the Company's fiscal 1995 financial statements did not contain an adverse opinion or a disclaimer of opinion, nor was such report qualified or modified as to accounting principles. Moreover, in the Report on 1995 Examination, PW advised the Company's Board of Directors and Audit Committee that there were no disagreements with the Company's management with respect to the fiscal 1995 financial statements.

   At the August 21, 1996 meeting of the Audit Committee of the Company's Board of Directors (the "August Meeting"), PW and the Company's management discussed the applicable criteria for recognizing revenue on a contract executed in the third quarter of fiscal 1996 and confirmed that revenue was not to be recognized on that contract at that time. PW has informed the Company that these discussions should be characterized as a "disagreement," however the Company does not believe this characterization is accurate.

   At the August Meeting, PW also advised the Company that PW would need to expand its audit procedures for the Company's fiscal 1996 audit due to weaknesses in the Company's internal controls relating to revenue recognition. PW elaborated on these matters in an August 30, 1996 letter (the "August Letter"), wherein PW informed the Company of what PW considered to be two areas of "material weakness" where internal controls necessary for the Company to develop reliable financial statements did not exist. All of the matters recited in the August Letter had previously been raised by PW as recommendations (but not as "material weaknesses") in the Report on 1995 Examination. The Company has been working diligently to address each of these matters and the Company believes that at this time all of these matters have either been completed or are in the process of completion. In its November 1 letter to the Company, PW acknowledged the Company's efforts to address these matters. The Company believes that the measures being taken to address PW's recommendations will eliminate the "material weaknesses" specified in PW's August Letter.

   In its November 1 letter, PW advised the Company that the weaknesses in internal controls and management's positions with respect to the fiscal 1994 and 1995 contracts discussed above had caused PW to believe that it was no longer able to rely on management's representations and that significantly expanded audit procedures would be required for future audit work. In addition, PW advised the Company in its November 1 letter that it did not intend to stand for reappointment as the Company's independent accountants in connection with the examination of the Company's fiscal 1997 financial statements.

   Except for the matters described above, the Company is not aware of any other "disagreements" between the Company and PW, or any other "reportable events" as defined in Item 304 of Regulation S-K, during fiscal 1994 or 1995 or the interim period preceding the Company's dismissal of PW.

   The Company's senior executive officers and members of the Audit Committee of the Company's Board of Directors have participated in discussions with PW concerning the specific contracts and internal controls matters described above. However, PW has not discussed the contents or conclusions of its November 1 letter with management or the Audit Committee.

   The Company has authorized PW to respond fully to any and all inquiries made by KPMG LLP, which the Company has requested to become its independent accountants, concerning the subject matter of each of the matters described above.

   The Company has provided PW with a copy of this Form 8-K and has requested PW to furnish a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. A copy of such letter will be filed as an exhibit to an amendment to this Form 8-K pursuant to Item 304(a)(3) of Regulation S-K.

2. November 15, 1996 8-K Amendment.

   On November 15, 1996, the Company filed a Form 8-K/A with the SEC to amend the First November 8-K by adding the following correspondence:

                                                              November 14, 1996

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

System Software Associates, Inc.

   We have read the Company's Form 8-K dated November 1, 1996 and are in agreement with the statements contained in Item 4 except that, due to a lack of direct knowledge, Price Waterhouse LLP ("PW") is not in a position to agree, disagree or comment upon the following statements: (1) the Company's statement in the second paragraph of Item 4 that PW's November 1 letter was "received after the Company had dismissed PW," and (2) the Company's statement in the sixth paragraph of Item 4 that the Company believes its efforts to address the material weaknesses in its internal controls "have either been completed or are in the process of completion." Further, PW does not comment on the contents of the press releases filed as Exhibits 20.1 and 20.2 to the Company's Form 8-K.

                                          Yours very truly,

                                          /s/ Price Waterhouse LLP
                                          Price Waterhouse LLP

3. November 19, 1996 8-K.

   On November 19, 1996, the Company filed a Current Report on Form 8-K, dated November 12, 1996, containing the following information:

   On November 12, 1996, the Company engaged KPMG LLP ("KPMG") to become the Company's new principal accountants. The decision to retain KPMG was approved by the Company's Board of Directors upon recommendation by the Company's Audit Committee of the Board of Directors.

   On November 6, 1995, the Company had engaged KPMG to review the application of accounting principles to a four-installment software contract executed by the Company in 1995. However, this engagement was discontinued after a very brief period without KPMG rendering any report, conclusion or advice as to such contract.

   On September 17, 1996, the Company engaged KPMG to review the Company's internal controls, principally including those over the contracting process, with the objective of providing observations and recommendations for improving those controls, but not the rendering of any opinion. This particular engagement is in process and no recommendations have been made to date.

   The Company has requested KPMG to furnish a letter addressed to the Commission stating whether KPMG agrees with the above statements. A copy of such letter is filed as an exhibit hereto.

                  Exhibit 16.1 to November 19, 1996 Form 8-K

                                                              November 18, 1996

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

RE: System Software Associates, Inc.

   We have read System Software Associates, Inc.'s statements under Item 4 of its Form 8-K dated November 12, 1996, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statement that the decision to retain us was approved by the Company's Board of Directors upon recommendation of the Company's Audit Committee of the Board of Directors.

                                          Very truly yours,

                                          /s/ KPMG LLP

4. December 11, 1996 8-K.

   On December 11, 1996, the Company filed a Current Report on Form 8-K containing the following information:

   On December 4, 1996, the Company engaged Price Waterhouse LLP ("PW") to audit the Company's financial statements for the fiscal years ended October 31, 1994 and 1995. The decision to retain PW was approved by the Company's Board of Directors upon recommendation by the Company's Audit Committee of the Board of Directors.

   Prior to November 1, 1996, PW had been the Company's principal independent accountants. On November 12, 1996 (as confirmed by letter dated November 25,
1996), the Company engaged KPMG LLP as the Company's new principal independent accountants, commencing with the audit of the Company's financial statements for the fiscal year ended October 31, 1996.

   Since the Company's dismissal of PW on November 1 (as described in the Form 8-K filed by the Company on November 8, 1996), the Company has not consulted with PW on the application of accounting principles to any specific transaction, as to the type of audit opinion that might be rendered on the Company's financial statements or as to any matter that was the subject of a dispute or a reportable event.

                                    ANNEX B

                            FOURTH AMENDMENT TO THE
                       SYSTEM SOFTWARE ASSOCIATES, INC.
                           LONG-TERM INCENTIVE PLAN

   The System Software Associates, Inc. Long-Term Incentive Plan shall be amended, effective February 17, 1999, as follows:

     Article III ("Shares Subject to the Plan") shall be amended to read as follows:

     The aggregate number of Shares as to which Awards may be granted from time to time shall be eight million three hundred thirty-three thousand six hundred and forty (8,333,640) Shares (subject to adjustments for stock splits, stock dividends, and other adjustments described in Article XVI hereof); provided, however, that in accordance with Code Section 162(m), the aggregate number of Shares to which Awards may be granted in any one calendar year to any one Key Employee shall not exceed two hundred thousand (200,000) Shares (subject to adjustment for stock splits, stock dividends, and other adjustments described in Article XVI hereof).

     From time to time, the Committee and appropriate officers of the Company shall take whatever actions are necessary to file required documents with governmental authorities and stock exchanges so as to make Shares available for issuance pursuant to the Plan. Shares subject to Awards that are forfeited, terminated, expired unexercised, canceled by agreement of the Company and the Participant, settled in cash in lieu of Common Stock, or in such manner that all or some of the Shares covered by such Awards are not issued to a Participant, or are exchanged for Awards that do not involve Common Stock, shall immediately become available for Awards. Awards payable in cash shall not reduce the number of Shares available for Awards under the Plan.

     The aggregate number of Shares as to which Awards may be granted shall be subject to change only by means of an amendment of the Plan duly adopted by the Company and approved by the stockholders of the Company within one year before or after the date of adoption of the Amendment.

     This Fourth Amendment is adopted effective the 17th day of February, 1999.

                                          System Software Associates, Inc.

                                                   /s/ Kirk Isaacson
                                          By: _________________________________
                                                         Secretary
                                          Its: ________________________________

                        SYSTEM SOFTWARE ASSOCIATES, INC.
                            500 West Madison Street
                            Chicago, Illinois 60661

The undersigned hereby appoints William M. Stuek and Lawrence A. Zimmerman as Proxies, and each of them, with the power to appoint their substitutes, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock, $0.0033 par value per share, of System Software Associates, Inc., a Delaware corporation (the "Company"), held of record by the undersigned on March 1, 1999 at the Annual Meeting of Stockholders to be held on Tuesday, April 6, 1999, or any adjournment thereof.


Election of Directors, Nominees:                (Address Change/Comments)

Casey G. Cowell, Andrew J. Filipowski,       --------------------------------
Douglas P. Smith, William M. Stuek,          --------------------------------
William N. Weaver, Jr. and Lawrence          --------------------------------
A. Zimmerman                                 --------------------------------
                                             (If you have written in the space,
                                              above please mark the
                                              corresponding box on the reverse
                                              side of this card)

You are encouraged to specify your choices by marking the appropiate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.

--------------------------------------------------------------------------------
                            . FOLD AND DETACH HERE .

[x]  Please mark your                                         [  4933
     vote as in this
     example.

    This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no selection is made, this proxy will be voted for Proposals 1 and 2.

------------------------------------------------------------------------------------------------------------------------
            The Board of Directors recommends a vote FOR proposals 1 and 2.
-------------------------------------------------------------------------------------------------------------------------
                FOR        WITHHELD                       FOR    AGAINST    ABSTAIN
1. Election      [ ]        [ ]       2. PROPOSAL to      [ ]    [ ]        [ ]           3. In their discretion, the Proxies
   of Directors                          amend the                                           are authorized to vote upon such other
   (see reverse)                         Long-Term                                           business as may properly come before
                                         Incentive                                           the meeting, or any adjournments
For,except vote withheld from            Plan:                                               thereof.
the following nominee(s)
                                                                                              Change of Address (see reverse)  [ ]


-------------------------
---------------------------------------------------------------------------------------------------------------------------

                                       Please sign exactly as name appears at
                                       left. When shares are held by joint
                                       tenants, both should sign. When signing
                                       as attorney, executor administrator,
                                       trustee or guardian, please give full
                                       title as such. If as a corporation,
                                       please sign in full corporate name by
                                       President or other authorized officer. If as a partnership, please sign in full partnership name by authorized person.

                                       PLEASE MARK, DATE, SIGN AND RETURN THE
                                       PROXY CARD PROMPTLY USING THE ENCLOSED
                                       ENVELOPE. IF YOU HAVE ANY QUESTIONS,
                                       PLEASE CONTACT LAWRENCE A. ZIMMERMAN AT
                                       THE COMPANY AT (312) 298-6000.

                                       ----------------------------------------

                                       ----------------------------------------
                                         SIGNATURE(S)                 DATE


-------------------------------------------------------------------------------
                            . FOLD AND DETACH HERE .